UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a-12

Prestige Brands Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRESTIGE BRANDS HOLDINGS, INC.

660 White Plains Road
Tarrytown, New York 10591
Telephone: (800) 831-7105

Dear Stockholder:	June 30, 2016

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held on Tuesday, August 2, 2016, at 10:00 a.m. (Eastern Daylight Time), at the Company’s offices, 660 White Plains Road, Tarrytown, New York 10591. This letter accompanies a copy of our Annual Report for the fiscal year ended March 31, 2016, Notice of Annual Meeting of Stockholders, Proxy Statement, and proxy card. These materials provide further information concerning the Annual Meeting.

At this year’s Annual Meeting, the agenda includes the following three proposals:

(i)	the election of the seven directors nominated by the Board of Directors and named in our Proxy Statement;

(ii)	the ratification of the appointment of our independent registered public accounting firm for fiscal 2017; and

(iii)	a non-binding resolution to approve the compensation of our named executive officers as disclosed in our Proxy Statement.

The Company’s Board of Directors recommends that you vote FOR the proposals set forth above.

Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present at the Annual Meeting to answer any appropriate questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the number of shares you own. Accordingly, even if you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, or vote by telephone or the Internet according to the instructions on your proxy card. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald M. Lombardi
President and Chief Executive Officer

Prestige Brands Holdings, Inc.

660 White Plains Road
Tarrytown, New York 10591
Telephone: (800) 831-7105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 2, 2016
10:00 a.m. Eastern Daylight Time

The 2016 Annual Meeting of Stockholders of Prestige Brands Holdings, Inc. will be held on Tuesday, August 2, 2016, at 10:00 a.m. (Eastern Daylight Time), at the Company’s offices, 660 White Plains Road, Tarrytown, New York 10591. The Annual Meeting is being held for the following purposes:

1.	To elect the seven directors nominated by the Board of Directors and named in the accompanying Proxy Statement to serve until the 2017 Annual Meeting of Stockholders or until their earlier death, removal or resignation;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Prestige Brands Holdings, Inc. for the fiscal year ending March 31, 2017;

3.	To vote on a non-binding resolution to approve the compensation of our named executive officers as disclosed in our Proxy Statement; and

4.	To conduct other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof, including proposals to adjourn or postpone the meeting.

Only stockholders of record at the close of business on June 14, 2016 will be entitled to vote at the Annual Meeting.

Accompanying this Notice of Annual Meeting of Stockholders is a Proxy Statement, related proxy card with a postage paid return envelope, and our Annual Report for our fiscal year ended March 31, 2016. The Annual Report contains financial and other information that is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

David S. Marberger
Chief Financial Officer

June 30, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR THE INTERNET. A SELF-ADDRESSED POSTAGE PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON PAGE 4 OF THE PROXY STATEMENT. If you own shares in a brokerage account, your broker cannot vote your shares for proposals regarding the election of our directors or approval of the compensation of our named executive officers unless you provide voting instructions to your broker. Therefore, it is very important that you exercise your right as a stockholder and vote on all proposals.

ANNUAL MEETING OF STOCKHOLDERS

OF

PRESTIGE BRANDS HOLDINGS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

PRESTIGE BRANDS HOLDINGS, INC.

660 White Plains Road

Tarrytown, New York 10591

Telephone: (800) 831-7105

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON August 2, 2016: THIS PROXY STATEMENT, THE PROXY CARD AND THE 2016 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT THE “INVESTORS” TAB OF WWW.PRESTIGEBRANDS.COM, OUR INTERNET WEBSITE.

YOU CAN SUBMIT A REQUEST FOR A COPY OF THE PROXY STATEMENT, ANNUAL REPORT AND FORM OF PROXY FOR ANY FUTURE STOCKHOLDER MEETINGS (INCLUDING THE MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2016 TO 1-800-831-7105, PROXY@PRESTIGEBRANDS.COM OR THE “CONTACT US” TAB AT WWW.PRESTIGEBRANDS.COM. YOU CAN ALSO CONTACT US AT THE PHONE NUMBER, E-MAIL ADDRESS AND WEBSITE SET FORTH ABOVE TO REQUEST DIRECTIONS TO THE LOCATION OF THE ANNUAL MEETING OF STOCKHOLDERS SO THAT YOU MAY ATTEND THE MEETING AND VOTE IN PERSON.

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Prestige Brands Holdings, Inc. for the 2016 Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, August 2, 2016 at the Company’s offices, 660 White Plains Road, Tarrytown, New York 10591. A proxy card is included. This Proxy Statement and the proxy card are first being mailed or given to stockholders on or about June 30, 2016.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We refer to Prestige Brands Holdings, Inc. throughout this document as “we” or “us” or the “Company.” In addition, throughout this document, “2017” refers to our fiscal year ending March 31, 2017, “2016” refers to our fiscal year ended March 31, 2016, “2015” refers to our fiscal year ended March 31, 2015 and “2014” refers to our fiscal year ended March 31, 2014.

Why am I receiving this document?

You are receiving this document because you were one of our stockholders at the close of business on June 14, 2016, the record date for our 2016 Annual Meeting. We are furnishing this Proxy Statement and the enclosed proxy card to you to solicit your proxy (i.e., your permission) to vote your stock in connection with certain matters at the Annual Meeting.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in “street name,” your bank or brokerage firm forwarded these proxy materials, along with a voting instruction card, to you.

What is a proxy?

A proxy is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Giving us your proxy means that you authorize the proxy holders identified on the enclosed proxy card — David S. Marberger and Ronald M. Lombardi — to vote your shares at the Annual Meeting in the manner you direct.

Who is soliciting my vote?

In this Proxy Statement, the Board of Directors (the “Board” or “your Board”) is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.

Will anyone be compensated to solicit my vote?

The cost of proxy solicitation, including the cost of preparing, assembling, printing, mailing and distributing these proxy materials, will be paid by the Company. Our directors, officers and employees will not receive additional compensation for their proxy solicitation efforts, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners of our stock.

Who may attend the Annual Meeting?

Only stockholders, their proxy holders and our invited guests may attend the Annual Meeting. For security reasons, we may require photo identification for admission. If your shares are held in “street name” by a broker, bank or other nominee, please bring a copy of the account statement reflecting your ownership of our common stock as of June 14, 2016, so that we may verify your stockholder status.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary, at least two weeks before the meeting.

What is Prestige Brands Holdings and where is it located?

Prestige Brands Holdings, Inc. is a holding company incorporated under the laws of the State of Delaware that, through its wholly-owned subsidiaries, markets and distributes well-recognized, brand name over-the-counter healthcare and household cleaning products throughout the U.S. and Canada, and in certain international markets. Core brands include Monistat®, Nix®, Chloraseptic®, Clear Eyes®, Compound W®, DenTek®, The Doctor’s®, Little Remedies®, Efferdent®, Luden’s®, Dramamine®, BC®, Goody’s®, Beano®, and Debrox®, as well as Gaviscon® in Canada. Our principal executive offices are located at 660 White Plains Road, Tarrytown, New York 10591. Our telephone number is (800) 831-7105.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange (“NYSE”) under the symbol “PBH.”

VOTING MATTERS

What am I voting on?

You are being asked to vote on the following:

•	the election of the seven directors nominated by the Board of Directors and named as nominees in this Proxy Statement;

•	the ratification of the appointment of our independent registered public accounting firm for 2017; and

•	a non-binding resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

What are the Board’s recommendations on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	FOR the election of the following seven individuals nominated by the Board for election as directors: Ronald M. Lombardi, Gary E. Costley, John E. Byom, Sheila A. Hopkins, James M. Jenness, Carl J. Johnson and Natale S. Ricciardi;

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2017; and

•	FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on June 14, 2016. Each share of common stock is entitled to one vote. As of June 14, 2016, there were 52,890,530 shares of our common stock outstanding. A list of our stockholders will be open to the examination of any stockholder, for any purpose relevant to the meeting, at our headquarters for a period of 10 days prior to the Annual Meeting and at the Annual Meeting.

May other matters be raised at the Annual Meeting?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the matters described above.  Under federal securities laws, Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders.  If other business is properly raised and you have returned a signed proxy card with or without voting instructions or have voted by telephone or the Internet, your proxies have authority to vote as they think best on such business, including to adjourn the meeting.

How will the meeting be conducted?

The Chairman of the meeting has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman of the meeting is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

If you own shares registered directly with the Company’s transfer agent, you may vote by telephone, by the Internet, or by signing and returning the enclosed proxy card. For more information about how to vote, please see the instructions on your proxy card.

If your shares are held in “street name,” your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

In addition to voting by proxy, you may vote in person at the Annual Meeting. Beneficial owners who hold shares in “street name” and who wish to vote in person at the Annual Meeting must bring a power of attorney or legal proxy from their bank, broker or other nominee. However, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting. Even if you vote prior to the Annual Meeting, stockholders are entitled to attend the Annual Meeting. Please see “Who may attend the Annual Meeting?” above for instructions on attending the Annual Meeting.

What materials are available on the Internet?

This Proxy Statement, our Annual Report on Form 10-K, our 2016 Annual Report to Stockholders and other financial documents are available free of charge at the “Investors” tab on our corporate website at www.prestigebrands.com. The Proxy Statement and our Annual Report on Form 10-K also are available free of charge on the SEC’s website at www.sec.gov.

How will my proxy be voted?

If you are a registered stockholder, the individuals named on the proxy card will vote your shares in the manner you indicate on your proxy card.  You may vote for all, some or none of the director nominees. You may also abstain from voting. If your proxy card is signed and returned but does not contain specific voting instructions, your proxy will be voted “FOR” the election of the directors named as nominees in this Proxy Statement, “FOR” the ratification of the appointment of our independent registered public accounting firm for 2017, and “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies on the enclosed proxy card will vote on such matters as they think best in their own discretion.

If your shares are held in “street name,” you have the right to direct your bank or brokerage firm how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Can I change my vote or revoke my proxy after I vote?

Yes.  If you are a registered stockholder, to change your vote or revoke your proxy you must:

•	cast a new vote by telephone or the Internet prior to 11:59 p.m., Eastern Daylight Time, on August 1, 2016 or by signing another proxy card with a later date and returning it before the Annual Meeting;

•	provide our Assistant Secretary at or before the Annual Meeting with a written notice of revocation dated later than the date of the latest proxy you submitted; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting. “Street name” stockholders should refer to the instructions above under “How do I vote?” to vote at the Annual Meeting.

If you hold your shares in “street name,” the above options for changing your vote or revoking your instructions (other than attending the Annual Meeting and voting in person) do not apply, and you must follow the instructions received from your bank or broker to change your vote or revoke your proxy.

What if I receive more than one copy of these proxy materials?

The receipt of multiple copies of these proxy materials means that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Computershare, N.A., 250 Royall Street, Canton, Massachusetts 02021, and they may be reached at (781) 575-3400. In addition, any stockholders who share an address and are receiving multiple copies of our proxy material can request delivery of a single copy of our proxy materials by sending a written request addressed to Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted.  A quorum exists when the holders of a majority of the 52,890,530 shares of our common stock outstanding at the close of business on June 14, 2016 and entitled to vote at the Annual Meeting are present in person or by proxy at the meeting. The shares represented by withhold votes, abstentions and “broker non-votes” regarding proposals in the Proxy Statement will be considered present for quorum purposes.

How many votes are required to approve each proposal in the Proxy Statement?

•	Election of Directors

The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors. This means that the seven director nominees receiving the greatest number of “For” votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. If you withhold your vote as to all or specific nominees, your shares will not be voted with respect to the nominee or nominees indicated.

•	Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. Abstentions will be counted against this matter.

•	Approval of Compensation of our Named Executive Officers

The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. Abstentions will be counted against this matter. If the proposal is not approved by the required majority vote, the Board of Directors and the Compensation and Talent Management Committee will take into account the result of the vote when determining future executive compensation arrangements, particularly if the votes cast against the resolution exceed the number of votes cast in favor of the resolution.

What is the effect of not voting?

If you are a stockholder of record and submit a signed proxy without specifying a choice on any given matter to be considered at the Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on each matter. If you are a stockholder of record and you do not sign and return a proxy card or vote by telephone or Internet, your shares will not count toward the quorum requirement or towards any proposal at the Annual Meeting.

If you hold shares in “street name”, then, under NYSE rules and Delaware law:

•	Election of Directors

With respect to the election of directors, your broker is not entitled to vote your shares on this matter if your broker does not receive instructions from you. A broker non-vote is not considered a vote cast and, therefore, it will have no effect on the election of directors.

•	Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

With respect to ratification of the appointment of our independent registered accounting firm, your broker is entitled to vote your shares on this matter if no instructions are received from you, so there will be no broker non-votes on this proposal.

•	Approval of Compensation of our Named Executive Officers

With respect to the advisory vote on the compensation of our named executive officers, your broker is not entitled to vote your shares on this matter if your broker does not receive instructions from you. Broker non-votes will have no effect on the outcome of this matter.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

In order to support your Board, please sign, date and mail the enclosed proxy card to vote FOR the election of the seven director nominees nominated by your Board, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and FOR the approval of the compensation of our named executive officers. You may also vote over the Internet using the Internet address on the proxy card or by telephone using the toll-free number on the proxy card. If your shares are held in “street name”, you should follow the instructions on your voting instruction card to provide specific instructions to your bank or broker to vote as described above.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

The number of directors on the Board of Directors is fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, the Board of Directors is fixed at seven directors. All current members of the Board of Directors are standing for re-election to hold office until the 2017 Annual Meeting of Stockholders.

How are nominees evaluated; what are the minimum qualifications?

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board of Directors representing a range of experiences in areas that are relevant to the Company’s business activities.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of the Company’s business and structure. The directors’ experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their nominations are included in their individual biographies.

•	Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, provide the Company with valuable insights and strategic thinking. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•	Finance Experience. We believe that an understanding of finance and the financial reporting process is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholders’ confidence in our reporting processes under the Sarbanes-Oxley Act of 2002. We expect all of our directors to be financially literate.

•	Consumer Products Experience. We seek to have directors with experience as executives managing consumer product businesses.

•	Marketing Experience. The Company seeks to grow organically by identifying and developing opportunities for expanding distribution of its existing product offerings while also developing and launching new products to sell into the market. Therefore, marketing expertise is important to us.

•	Supply Chain Experience. The Company relies on third party manufacturers to fulfill our manufacturing needs. As a result, we seek to have directors with experience in supply chain management, and in particular with compliance with the various regulations that govern the manufacture, packaging, labeling, distribution, and importation of our products.

Who are the nominees this year?

We have seven nominees for the Board of Directors, all of whom serve on our current Board of Directors. If elected, each nominee would hold office until the 2017 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, removal or resignation. These nominees, their ages at the date of this Proxy Statement and the year in which they first became directors are set forth in the table below. The Board of Directors has affirmatively determined that each of the nominees, other than Mr. Lombardi, is independent from the Company and its management under the NYSE’s independence standards.

Name	Age	Director Since
Ronald M. Lombardi	52	June 2015
Gary E. Costley	72	November 2004
John E. Byom	62	January 2006
Sheila A. Hopkins	60	August 2015
James M. Jenness	70	May 2015
Carl J. Johnson	68	August 2013
Natale S. Ricciardi	67	May 2016

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

What are the backgrounds and qualifications of the Company’s nominees?

Ronald M. Lombardi, Director, President and Chief Executive Officer has served as a director and as President and Chief Executive Officer of the Company since June 2015. He served as Chief Financial Officer of the Company from December 2010 until November 2015.  Prior to joining the Company, from October 2010 to December 2010, Mr. Lombardi was employed by Medtech Group Holdings, a components and contract medical device manufacturer, as Chief Financial Officer.  From October 2009 to October 2010, Mr. Lombardi served as the Chief Financial Officer of Waterbury International Holdings, a specialty chemical and pest control business.  Mr. Lombardi was employed by Cannondale Sports Group, a sporting goods and apparel manufacturing company, as Chief Operating Officer from August 2008 to October 2009 and as Senior Vice President and Chief Financial Officer from March 2004 to August 2008.  From 2000 to 2004, Mr. Lombardi served in various roles at Gerber Scientific Inc., including Vice President and Chief Financial Officer of Gerber Scientific Inc.’s Gerber Coburn Optical Division and Director of Financial Planning and Analysis of Gerber Scientific Inc.  Mr. Lombardi was also previously employed by Emerson Electric, Scovill Fasteners, Inc. and Go/Dan Industries.  Mr. Lombardi received a B.S. from Springfield College and an M.B.A. from American International College and is a licensed CPA.

Director Qualifications:

•	Leadership Experience – President and Chief Executive Officer of the Company; served as Chief Operating Officer of Cannondale Sports Group

•	Financial Experience – Served as Chief Financial Officer of the Company, Medtech Group Holdings, Waterbury International Holdings and Cannondale Sports Group

•	Consumer Products Experience – Served as Executive Officer in consumer products industry for over 12 years with Cannondale Sports Group and the Company

Gary E. Costley, Ph.D., Lead Director, has served as a director since November 2004 and lead director since September 2009. Dr. Costley serves as managing partner at C&G Capital and Management, a private investment company, which he joined in July 2004. Dr. Costley also serves as the Chairman of the Board of NanoBio Corporation, a private early stage vaccine company. He previously served from 2001 to June 2004 as Chairman and Chief Executive Officer of International Multifoods Corporation and from 1997 to 2001 as its Chairman, President and Chief Executive Officer. From 1995 to 1996, Dr. Costley served as Dean of the Graduate School of Marketing at Wake Forest University. Prior to that time, Dr. Costley spent 24 years with the Kellogg Company, where he held various positions of increasing responsibility, including his most recent role as President of Kellogg North America. Dr. Costley earned a B.S. in Animal Science and both an M.S. and Ph.D. in Nutrition from Oregon State University. Dr. Costley is currently a director of Tiffany & Co. Dr. Costley has also served on the boards of Pharmacopeia Inc., Principal Financial Group Inc., Covance Inc. and Accelrys, Inc.

Director Qualifications:

•	Leadership Experience/Financial Experience - Managing partner of C&G Capital and Management; served as President and Chief Executive Officer of International Multifoods Corporation; former President of Kellogg North America

•	Marketing Experience – Served as Dean of the Graduate School of Marketing at Wake Forest University

•	Consumer Products Experience – Served as President and Chief Executive Officer of International Multifoods Corporation; former President of Kellogg North America

John E. Byom, Director, has served as a director since January 2006. Mr. Byom is currently Chief Executive Officer of Classic Provisions Inc., a specialty foods distribution company, which he joined in October 2007. Mr. Byom was previously the Chief Financial Officer of International Multifoods Corporation. He left International Multifoods Corporation in March 2005 after 26 years, including four years as Vice President Finance and Chief Financial Officer from March 2000 to June 2004. Subsequent to the sale of International Multifoods Corporation to The J.M. Smucker Company in June 2004, Mr. Byom was President of Multifoods Foodservice and Bakery Products. Prior to his time as Chief Financial Officer, Mr. Byom was President of U.S. Manufacturing from July 1999 to March 2000, and Vice President Finance and IT for the North American Foods Division from 1993 to 1999. Prior to 1993, he held various positions in finance and was an internal auditor for International Multifoods Corporation from 1979 to 1981. Mr. Byom earned his B.A. in Accounting from Luther College. Mr. Byom was a director of MGP Ingredients Inc. from 2004 until December 2013.

Director Qualifications:

•	Leadership Experience – Chief Executive Officer of Classic Provisions Inc.; served as President of Multifoods Foodservice and Bakery Products and U.S. Manufacturing for International Multifoods Corporation

•	Financial Experience – Served as Chief Financial Officer of International Multifoods Corporation; held several leadership positions in finance; served as internal auditor for International Multifoods Corporation

•	Consumer Products Experience – Chief Executive Officer of Classic Provisions Inc.; 26 years of experience at International Multifoods Corporation, including as Chief Financial Officer and as President of Multifoods Foodservice and Bakery Products and U.S. Manufacturing for International Multifoods Corporation

Sheila A. Hopkins, Director, has served as a director since August 2015. Ms. Hopkins served as Executive Vice President of Bausch + Lomb, a healthcare company, and President, Global Vision Care for Bausch + Lomb from September 2011 until her retirement in August 2013. Before that, she spent 14 years at Colgate-Palmolive, a consumer products company, where she held several senior management positions including Vice President and General Manager, Personal Care, and Vice President, Global Business Development from September 1997 to August 2011. Prior to that, she held significant marketing and sales positions at Procter & Gamble, American Cyanamid and Tambrands. Ms. Hopkins earned a B.A. in History from Wellesley College. Ms. Hopkins served on the Board of Directors of Warnaco Inc., a leading apparel company, from 2003 to 2013. She has also served on the Board of the Consumer Healthcare Products Association.

Director Qualifications:

•	Leadership Experience – Served as Executive Vice President of Bausch + Lomb and President of Global Vision Care for Bausch + Lomb; served as Vice President and General Manager, Personal Care for Colgate-Palmolive

•	Consumer Products and Marketing Experience – Served as Executive Vice President of Bausch + Lomb and President of Global Vision Care for Bausch + Lomb; 14 years of experience at Colgate-Palmolive, including as Vice President and General Manager, Personal Care and Vice President, Global Business Development for Colgate-Palmolive

James M. Jenness, Director, has served as a director since May 2015. Mr. Jenness served as Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, from February 2005 to June 2014, and as Chief Executive Officer of Kellogg Company from 2004 to 2006. He has served as a director of Kellogg Company since 2000 and as a director of Kimberly-Clark Corporation, a producer of personal care products, since 2007. His background also includes serving as Chief Executive Officer of Integrated Merchandising Systems, LLC, a retail promotion and merchandising company, and a 22 year career with Leo Burnett Company, Inc., a global advertising agency, where he last served as Vice Chairman and Chief Operating Officer.

Director Qualifications:

•	Leadership Experience – Served as Chief Executive Officer of Kellogg Company; served as Chief Executive Officer of Integrated Merchandising Systems

•	Marketing Experience – Served as Chief Executive Officer of Kellogg Company; served as Chief Executive Officer of Integrated Merchandising Systems, LLC; 22 years of advertising experience with Leo Burnett Company, Inc.

Carl J. Johnson, Director, has served as a director since August 2013. Mr. Johnson is currently President and Chief Executive Officer and a member of the Board of Directors of Entia Biosciences, Inc., a clinical stage biotechnology company engaged in the development of pharmaceutical-grade organic compounds, which he joined in August 2015. Mr. Johnson served as President and Chief Executive Officer and as a member of the Board of Directors of Matrixx Initiatives, Inc., a marketer of over-the-counter (“OTC”) healthcare products, from July 2001 until his retirement in October 2008, and again as a member of the Board of Directors of Matrixx Initiatives from February 2011 to February 2014. Previously, from 1993 to 2001, Mr. Johnson was Vice President, Commercial Development with Perrigo Company, a leading manufacturer of OTC pharmaceutical and nutritional products for the store brand market. In that capacity, he was responsible for the procurement of new products and technologies and contract manufacturing services with emphasis on Abbreviated New Drug Applications (ANDA) products. Mr. Johnson worked at Johnson & Johnson from 1973 to 1989, where he held a number of high-level marketing and sales positions, including responsibility for the national launch of the Acuvue® disposable contact lens product. Mr. Johnson provided marketing leadership for a special team tasked to re-engineer Johnson & Johnson’s Consumer Sector sales, administrative and operational functions. He also held the position of Director of Marketing for Johnson & Johnson Baby Products Company. Prior to joining Johnson & Johnson, he was an Account Executive at Compton Advertising, servicing Procter & Gamble business. Mr. Johnson earned a Masters of Business Administration — Marketing from the Fairleigh Dickinson University and a Bachelor’s of Science in Economics from Wagner College. Mr. Johnson was a member of the Board of Directors of Scolr Pharma, Inc. from 2010 to 2013, including as Chairman from 2011 to 2013. Mr. Johnson has previously served on the Boards of the Generic Pharmaceutical Association and the Consumer Healthcare Products Association.

Director Qualifications:

•	Leadership Experience – Served as President and Chief Executive Officer of Matrixx Initiatives

•	Consumer Products and Marketing Experience – Served as President and Chief Executive Officer of Matrixx Initiatives; former Vice President, Commercial Development of Perrigo Company; held various high-level marketing and sales positions with Johnson & Johnson

Natale S. Ricciardi, Director, has served as a director since May 2016. Mr. Ricciardi spent his entire 39-year career at Pfizer Inc., a biopharmaceutical company, retiring in 2011 as a member of the Pfizer Executive Leadership Team. While holding the positions of President, Pfizer Global Manufacturing and Senior Vice President of Pfizer Inc. from 2004 until 2011, Mr. Ricciardi was directly responsible for all of Pfizer’s internal and external supply organization, a global enterprise that grew to more than 100 manufacturing facilities supplying small and large molecule pharmaceuticals, vaccines, consumer, nutrition and animal health products. Mr. Ricciardi maintained responsibility for global manufacturing activities from 2004 through 2011. Previously, from 1999 to 2004, he had oversight for Pfizer’s U.S. manufacturing operations and from 1995 to 1999 was Vice President of Manufacturing for Pfizer’s Animal Health Group. Mr. Ricciardi serves on the boards of directors of Asterias Biotherapeutics, Inc., Dynavax Technologies Corporation, and Rapid Micro Biosystems, Inc., each a clinical stage biopharmaceutical company. He also sits on the Strategic Advisory Board of HealthCare Royalty Partners. Mr. Ricciardi earned a degree in Chemical Engineering from The City College of New York and an MBA in Finance and International Business from Fordham University. He is currently a member of the Board of the 21st Century Foundation of CCNY.

Director Qualifications:

•	Leadership Experience – Served as member of Pfizer Executive Leadership Team, including as President of Pfizer Global Manufacturing and Senior Vice President of Pfizer Inc.

•	Consumer Products and Supply Chain Experience – Served over 39 years at Pfizer Inc. with responsibility for manufacturing and product supply throughout career

How are the Company’s directors compensated?

Every other year, the Compensation and Talent Management Committee reviews and recommends to the Board of Directors any changes in compensation for directors. In connection with that review and with the assistance of an independent consultant, the Committee recommended and the Board approved changes in the compensation program for directors effective for 2016. Each of our directors other than Mr. Lombardi receives the following cash and equity compensation for his or her services as a director:

•	an annual grant of restricted stock units valued at $100,000, awarded on the date of each Annual Meeting of Stockholders, which restricted stock units vest one year after the date of grant so long as membership on the Board of Directors continues through the vesting date, with settlement in common stock to occur on the earliest of the director’s death, disability or the six month anniversary of the date on which the director’s board membership ceases for reasons other than death or disability;

•	a one-time grant of restricted stock units issuable pro-rata for service provided following the date he or she became a director and prior to the next Annual Meeting of Stockholders, which restricted stock units are awarded on the date of commencement of Board service and have the same vesting and settlement terms as the annual grant of restricted stock units described above; and

•	a $50,000 annual cash retainer fee paid in equal quarterly installments.

The Chairman and members of each of our standing committees and our Lead Director receive the additional fees set forth in the following table for their services in their respective capacities:

Position	Annual Fee
Chairman of the Audit Committee	$15,000
Chairman of the Compensation and Talent Management Committee	$10,000
Chairman of the Nominating and Corporate Governance Committee	$10,000
Lead Director	$45,000
Member of the Audit Committee	$7,500
Member of the Compensation and Talent Management Committee	$5,000
Member of the Nominating and Corporate Governance Committee	$5,000

No meeting fees are payable to directors, except in the event the Board exceeds eight Board meetings in a fiscal year, in which case directors are paid, for meetings beyond eight, $1,000 for participation by telephone and $2,000 for participation in person. Our directors are also reimbursed for out-of-pocket expenses incurred in connection with Board of Directors and/or Committee participation.

No changes were made to the 2017 compensation program for directors.

Please see the Director Compensation table later in this Proxy Statement for information regarding the compensation paid to our directors during 2016.

Is there a limit on the number of shares that may be granted to non-employee directors?

The Company’s Long-Term Equity Incentive Plan imposes a maximum number of shares (10,000) that may be awarded to any non-employee director in any 12-month period.

Are there any family relationships between the Company’s directors and executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting of Stockholders is necessary for the election of directors. This means that the seven director nominees with the most “For” votes will be elected. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

What does the Board of Directors recommend?

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

GOVERNANCE OF THE COMPANY

What is Corporate Governance and how does the Company implement it?

Corporate governance is a set of guidelines and policies established by the Company to ensure that our directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Your Board has a strong commitment to sound and effective corporate governance practices. The Company’s management and the Board have reviewed and continue to monitor our corporate governance practices in light of Delaware law, U.S. federal securities laws, the listing requirements of the NYSE and other best practices.

What documents establish and implement the Company’s Corporate Governance practices?

The Code of Conduct Policy, the Code of Ethics for Senior Financial Employees (which is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions), the Policy and Procedures for Complaints Regarding Accounting, Internal Controls and Auditing Matters, the Corporate Governance Guidelines, the Related Persons Transaction Policy, the Stock Ownership Guidelines, the Clawback Policy and the Charters of our Audit, Compensation and Talent Management and Nominating and Corporate Governance Committees were adopted by the Company for the purpose of transparency in our governance practices, as well as promoting honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors.

The documents described above may be accessed at the “Investors” tab of www.prestigebrands.com, our Internet website. In addition, you may request, without charge, a copy of the foregoing documents by submitting a written request for any of such materials to: Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary.

Are the Company’s directors and executive officers required to own a minimum amount of the Company’s common stock?

The Board of Directors has adopted Stock Ownership Guidelines for the Board of Directors and executive officers of the Company in order to align their interests with the Company’s stockholders. Each person subject to the Stock Ownership Guidelines is expected to be fully compliant with the guidelines by the date of the first Annual Meeting of Stockholders following the fifth anniversary of the date of employment as an executive officer of the Company or, for directors, the date of election to the Board. The following equity interests are included for purposes of determining compliance with the Stock Ownership Guidelines:

•	shares of the Company purchased on the open market or in privately negotiated transactions
•	shares of the Company acquired by inheritance or gift
•	shares of the Company held by immediate family members
•	shares of the Company held in trust for the benefit of the director or executive officer or the director’s or executive officer’s immediate family members
•	vested Restricted Stock and Restricted Stock Units of the Company
•	vested “in-the-money” stock options of the Company
•	unvested Restricted Stock and Restricted Stock Units of the Company that cliff vest after three years or more from the date of grant to the extent full years of service have been completed (for example, one-third of RSUs granted with a three-year vesting requirement are included for purposes of determining compliance with the guidelines at the one-year anniversary of the grant)

The following equity interests are not included for purposes of determining compliance with the Stock Ownership Guidelines:

•	Unvested Restricted Stock and Restricted Stock Units, except as provided above
•	Unvested stock options
•	Vested but not “in-the-money” stock options

The Stock Ownership Guidelines are summarized as follows:

Office	Value of Stockholdings Required to be Owned
Non-Employee Director	$250,000
Chief Executive Officer	4X Annual Salary (exclusive of annual bonus)
Chief Financial Officer, Chief Marketing Officer and General Counsel	3X Annual Salary (exclusive of annual bonus)
Other senior executive officers	2X Annual Salary (exclusive of annual bonus)

Any executive officer of the Company not in compliance with the Stock Ownership Guidelines is not eligible to receive equity grants under the Company’s Long-Term Equity Incentive Plan until the executive officer meets the guidelines. In addition, until compliance with the guidelines is achieved, the Company may elect to pay cash bonus awards in the form of Restricted Stock Units.

Does the Company have a policy regarding hedging or pledging Company securities?

Yes. In June 2014, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, amended the Company’s Insider Trading Policy to prohibit hedging and limit any pledging by the Company’s directors, executive officers and employees.

Does the Company have a policy regarding the recovery of incentive-based compensation paid to executive officers if the Company restates its financial statements?

Yes. On May 10, 2011, the Board of Directors formalized the Company’s previously unwritten clawback policy by adopting a written Clawback Policy, which is available at the “Investors” tab on the Company’s corporate website at www.prestigebrands.com. Pursuant to the Clawback Policy, in the event that the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under the U.S. federal securities laws, the Company will, subject to the terms of the Clawback Policy, seek to recover from senior management any incentive-based compensation granted on or after May 10, 2011 that was paid to or received by, or is to be paid to, senior management for the three years immediately preceding the period for which the Company is required to restate its financial statements, insofar as such incentive compensation is a result of errors within the financial statements that are required to be restated. The amount of the incentive-based compensation that the Company will seek to recover is the difference between the amount of the incentive-based compensation received by senior management based on the erroneous financial statements and the amount of incentive-based compensation that would have been paid to senior management based on the financial statements as restated. Notwithstanding the foregoing, the Company is not obligated to pursue any recovery if the Board of Directors or applicable Committee determines that the recovery amount is de minimis to the Company or the expected cost of recovery will exceed the amount to be recovered.

Does the Company have a policy regarding directors who receive a greater number of votes “withheld” than votes “for” in an uncontested election?

Yes. Under such circumstances, the director will promptly tender his or her resignation. The Nominating and Corporate Governance Committee, without the participation of the director who tendered his or her resignation, will then take action to accept or reject the director’s resignation and submit its recommendation to the full Board of Directors. The full Board of Directors, without the participation of the director who tendered his or her resignation, will accept or reject the resignation and, if it chooses not to accept the resignation, will disclose its decision in a Form 8-K or similar filing with the SEC.

How often did the Board of Directors meet in 2016?

The Board of Directors held ten meetings during 2016. Each director is expected to attend each meeting of the Board of Directors and those Committees on which he or she serves. Each of our directors attended 75% or more of the total number of meetings of the Board of Directors and those Committees on which he serves during the last fiscal year. The Board of Directors expects that its members will attend the 2016 Annual Meeting of Stockholders. All of our directors attended the 2015 Annual Meeting of Stockholders.

Does the Company have a Chairman of the Board?

No. The Board of Directors has not appointed anyone to serve as the Chairman of the Board. However, the Board of Directors has appointed Dr. Costley as Lead Director. The Board of Directors has considered how to structure its leadership and determined that appointing Dr. Costley as its independent and non-executive Lead Director is an effective method to provide leadership to the Board of Directors and to implement the Company’s corporate governance policies. We also believe that the current structure of the Board of Directors allows the independent directors to effectively oversee Company management and key issues related to strategy, risk and integrity.

What are the responsibilities of the Lead Director?

The Lead Director acts in a leadership capacity with respect to the Board of Directors and consults with the Chief Executive Officer of the Company between meetings of the Board of Directors. The Lead Director presides over non-management and executive sessions of the Board of Directors.

What Committees have been established by the Board of Directors?

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Talent Management Committee and the Nominating and Corporate Governance Committee. As required by the NYSE, all members of the Audit, Compensation and Talent Management and Nominating and Corporate Governance Committees are independent directors. The following table sets forth the current membership of the Company’s standing committees:

Committee	Membership
Audit Committee	John E. Byom (Chairman)
Gary E. Costley
Sheila A. Hopkins
James M. Jenness
Carl J. Johnson
Natale S. Ricciardi

Compensation and Talent Management Committee	James M. Jenness (Chairman)
John E. Byom
Gary E. Costley
Sheila A. Hopkins
Carl J. Johnson
Natale S. Ricciardi

Nominating and Corporate Governance Committee	Carl J. Johnson (Chairman)
John E. Byom
Gary E. Costley
Sheila A. Hopkins
James M. Jenness
Natale S. Ricciardi

Who are the Company’s independent directors?

In accordance with the NYSE’s listing requirements, the Board of Directors has evaluated, for each of the independent director nominees, his or her independence from the Company and its management. In its evaluation, the Board of Directors reviewed whether any transactions or relationships exist currently, or existed during the past three years, between each nominee and the Company or its subsidiaries, affiliates or independent auditors. The Board of Directors also examined whether there were any transactions or relationships between each nominee and members of the senior management of the Company or their affiliates. Based on this review and the NYSE’s definition of “independence,” the Board of Directors has determined that a majority of the Board of Directors is “independent.” The independent directors currently are Ms. Hopkins and Messrs. Byom, Costley, Jenness, Johnson and Ricciardi. Based on the NYSE’s listing requirements, the Board of Directors has also determined that each of the members of our Compensation Committee is “independent”. The Board of Directors has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE’s listing requirements, and that Mr. Byom is an “audit committee financial expert” as that term is defined by SEC regulations.

Does the Board of Directors evaluate itself and its committees?

Yes. Every year, the Board of Directors and its Committees complete a self-evaluation of their performance and engage in discussion regarding the results. In the event the Board of Directors or its Committees determine that modifications to their practices are required, they expect to promptly institute the required changes to the Company’s corporate governance practices and the documents through which such practices are effectuated.

What role does the Board play in the oversight of risk management?

The Board implements its risk oversight function both as a whole and through its Committees. Throughout the year, the Board, including through executive session, and the Committees to which it has delegated responsibility, conduct risk assessments and discuss identified risks and how to eliminate or mitigate such risks.

Management communicates routinely with the Board and its Committees, including through the Lead Director, on significant risks and how they are being managed, and directors are free to communicate directly with senior management. In addition, the Board is routinely informed of developments at the Company that could affect the Company’s risk profile and business in general.

The Audit Committee has primary responsibility for overseeing the Company’s risk management. It oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee also oversees the internal audit function and the Company’s ethics and compliance program. The Compensation and Talent Management Committee evaluates the risks associated with the Company’s compensation philosophy and programs. The Nominating and Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, the Company’s Code of Conduct and Code of Ethics.

How can I communicate with the Board of Directors?

Stockholders and other interested parties may send communications to the Board of Directors or any Committee thereof or any individual director by writing to the Board of Directors, such Committee or such individual director at Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or to the entire Board of Directors, as appropriate.

In addition, stockholders and other interested parties may also contact the Lead Director or the non-management directors as a group by writing to the Lead Director at Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary. The Secretary will forward all stockholder and other interested party communications to the Lead Director, who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are the Company’s Complaint Procedures?

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee at Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by our employees confidentially and anonymously by contacting the Company’s TeleSentry Hotline. TeleSentry is an independent third party that the Company has retained to receive anonymous complaints from the Company’s employees. TeleSentry may be reached by telephone at (888) 883-1499 or by mail at P.O. Box 161, Westport, CT 06881. TeleSentry may also be contacted by e-mail at resp@telesentry.org.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible for, among other things:

(1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report on our annual financial statements;

(2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that the Board of Directors take, appropriate action to oversee their independence;

(3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

(4) overseeing our accounting and financial reporting processes and the audits of our financial statements;

(5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

(6) engaging independent counsel and other advisers as the Audit Committee deems necessary;

(7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

(8) reviewing and assessing the adequacy of the Audit Committee’s formal written charter on an annual basis;

(9) reviewing policies for risk assessment and risk management and management’s monitoring and controlling of risk exposure, including the structure and sufficiency of the Company’s risk control organization, any significant changes to corporate risk control policies and significant risk control issues; and

(10) handling such other matters as are specifically delegated to the Audit Committee by the Board of Directors from time to time.

The Board of Directors adopted a written charter for our Audit Committee, which is available at the “Investors” tab on our website at www.prestigebrands.com and is also available in print to any stockholder or other interested party who makes such a request in writing to the Company’s Secretary. PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm. The Audit Committee met five times during 2016.

What are the responsibilities of the Compensation and Talent Management Committee?

The Compensation and Talent Management Committee is responsible for, among other things:

(1) determining, or recommending to the Board of Directors for determination, the compensation and benefits of all of our executive officers and non-employee directors;

(2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives, as well as evaluating the risk associated with the compensation and benefit plans;

(3) administering our stock plans and other incentive compensation plans;

(4) reviewing succession planning for the Chief Executive Officer (the “CEO”) and senior management; and

(5) handling such other matters as are specifically delegated to the Compensation and Talent Management Committee by the Board of Directors from time to time.

The Board of Directors adopted a written charter for our Compensation and Talent Management Committee, which is available at the “Investors” tab on our website at www.prestigebrands.com and is also available in print to any stockholder or other interested party who makes such a request in writing to the Company’s Secretary. Pursuant to the charter, the Compensation and Talent Management Committee may delegate its authority and duties to one or more subcommittees, individual members of the Compensation and Talent Management Committee, other members of the Board or management, as it deems appropriate, in accordance with applicable laws and regulations. In addition, the Compensation and Talent Management Committee may, in its sole discretion and at the Company’s expense, retain and terminate such independent consultants or experts as it deems necessary or appropriate in the performance of its duties.

The Compensation and Talent Management Committee has engaged Compensation Advisory Partners LLC (“CAP”) to conduct an analysis of the Company’s compensation package for the CEO and other executive officers of the Company and the independent directors. The Compensation and Talent Management Committee evaluated the independence of CAP in light of SEC rules and NYSE listing standards, which require consideration of the following factors: (i) whether any other services are provided to the Company by the consultant; (ii) the fees paid by the Company as a percentage of the consulting firm’s total revenue; (iii) the policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Talent Management Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation and Talent Management Committee discussed these considerations and concluded that the engagement of CAP and the services provided to the Compensation and Talent Management Committee by CAP did not raise any conflict of interest.

The Compensation and Talent Management Committee met eight times during 2016.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is responsible for, among other things:

(1) selecting, and recommending to the Board of Directors for selection, nominees for election to the Board of Directors;

(2) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its Committees and retirement procedures affecting members of the Board of Directors;

(3) monitoring our performance under our principles of corporate governance;

(4) monitoring risks related to its areas of responsibility, including, along with the Audit Committee, the Company’s Code of Conduct and Code of Ethics; and

(5) handling such other matters as are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time.

The Board of Directors adopted a written charter for our Nominating and Corporate Governance Committee, which is available at the “Investors” tab on our website at www.prestigebrands.com and is also available in print to any stockholder or other interested party who makes such a request in writing to the Company’s Secretary. The Nominating and Corporate Governance Committee met six times during 2016.

The Nominating and Corporate Governance Committee will consider as potential director nominees any individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves want to nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company’s Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), and any applicable requirements of the Exchange Act. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of the Company or by a stockholder.

The Nominating and Corporate Governance Committee identifies potential candidates for nomination as directors based on recommendations by our executive officers or directors, as well as through professional search firms engaged on a retainer basis. As noted above, the Nominating and Corporate Governance Committee also considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee will consider the factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the interests of our stockholders. Generally, candidates must have significant leadership, finance, consumer products and marketing experience, as discussed on page 7 of this Proxy Statement.

What role does diversity play in the selection of members of the Board?

In evaluating potential candidates for Board membership, the Nominating and Corporate Governance Committee also considers diversity of age, gender and ethnic background and professional experience. Although the Board has not established specific goals with respect to diversity, the Board believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. The Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee selected as the Company’s independent accounting firm for 2017?

The Audit Committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s financial statements and evaluate its systems of internal control over financial reporting for 2017. However, the Audit Committee may, in its discretion, decide to engage another independent registered public accounting firm as the Company’s auditor for 2017.

Is stockholder approval required for the appointment of an independent accounting firm for 2017?

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment; however, the Audit Committee may, in its discretion, still direct the appointment of PricewaterhouseCoopers LLP. Likewise, stockholder ratification of the selection of PricewaterhouseCoopers LLP would not prevent the Audit Committee, in its discretion, from selecting and engaging another independent registered public accounting firm.

Will representatives of PricewaterhouseCoopers LLP attend the Annual Meeting?

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

What fees were paid to our independent registered public accounting firm in 2016 and 2015?

For 2016 and 2015, the following fees were billed by PricewaterhouseCoopers LLP to the Company for the indicated services:

	2016	2015
Audit Fees	$1,365,000	$1,248,600
Audit-Related Fees	280,300	50,000
Tax Fees	275,800	194,900
All Other Fees	1,800	1,800
Total Independent Accountant’s Fees	$1,922,900	$1,495,300

Audit Fees. Consisted of fees billed for professional services rendered for (i) the audit of our consolidated financial statements and internal control over financial reporting; (ii) the review of the interim consolidated financial statements included in quarterly reports; and (iii) the services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2015 also included additional audit procedures related to acquisitions, including statutory audits. Audit fees for 2016 also included additional audit work involved with the implementation of an enterprise resource planning system, a bond refinancing and additional procedures related to acquisitions, including statutory audits.

Audit-Related Fees. Consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees for 2016 and 2015 included due diligence work for acquisitions.

Tax Fees. Consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance regarding federal, state and international tax compliance, customs and duties and tax planning.

All Other Fees. For 2016 and 2015, consisted of fees for licensing software for accounting research.

Has the Audit Committee determined PricewaterhouseCoopers LLP’s independence from the Company?

The Audit Committee has considered the non-audit services provided by PricewaterhouseCoopers LLP and determined that the provision of such services had no effect on PricewaterhouseCoopers LLP’s independence from the Company.

How does the Audit Committee pre-approve services provided by the independent accounting firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2016, all audit and non-audit services were approved in accordance with the Audit Committee’s pre-approval policy.

How many votes are needed to ratify the appointment of our independent accounting firm for 2017?

Approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting of Stockholders and entitled to vote on the proposal.

What does the Board of Directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF PricewaterhouseCoopers LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Why are we submitting this matter to you?

We are required by Section 14A of the Exchange Act and by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) to provide our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation as described in this Proxy Statement. Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), executive compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 25 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

The Board of Directors has determined, in line with the recommendation of the Company’s stockholders, to have an annual advisory vote on the compensation of our named executive officers. Accordingly, the next advisory vote on executive compensation will occur at our 2017 Annual Meeting of Stockholders.

What are you being asked to vote on?

Stockholders are being asked to vote either for or against the following non-binding resolution:

RESOLVED, that the stockholders of Prestige Brands Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures included in this Proxy Statement.

Is this vote binding?

No. As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation and Talent Management Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation and Talent Management Committee or creating or implying any additional fiduciary duty for the Board. Further, it will not affect any compensation paid or awarded to any executive officer. The Compensation and Talent Management Committee and the Board will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

What vote is required for approval of the Say-on-Pay proposal?

The approval of this non-binding resolution requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal. If this proposal is not approved by the required vote, the Board and the Compensation and Talent Management Committee will take into account the result of the vote when determining future executive compensation arrangements, particularly if the votes cast against the resolution exceed the number of votes cast in favor of the resolution.

What does the Board recommend?

For all of the reasons discussed in our CD&A beginning on page 25 of this Proxy Statement, YOUR Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as described in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 14, 2016 by: (1) each of our named executive officers; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. Unless otherwise indicated, (i) each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name; and (ii) the address of each person named in the table below is c/o Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage (1)
5% or more Stockholders:
FMR LLC (2)	6,362,432	12.0%
BlackRock, Inc. (3)	6,193,716	11.7%
The Vanguard Group (4)	4,286,190	8.1%
Dimensional Fund Advisors LP (5)	3,908,778	7.4%

Directors and Named Executive Officers:

Ronald M. Lombardi (6)	185,058	*
Timothy J. Connors (7)	85,293	*
John F. Parkinson (8)	51,785	*
David S. Marberger	-	*
Matthew M. Mannelly	-	*
Paul Migaki	4,339	*
John E. Byom	26,546	*
Gary E. Costley	26,546	*
Sheila A. Hopkins	2,075	*
James M. Jenness	2,437	*
Carl J. Johnson	6,359	*
Natale S. Ricciardi	-	*
All directors and executive officers as a group (13 persons)(9)	428,030	0.8%

____________

* Denotes less than one percent.

(1)	Percent is based on 52,890,530 shares of our common stock outstanding as of June 14, 2016.

(2)	The address for FMR LLC is 245 Summer Street, Boston, MA 02210. FMR LLC has sole voting power with respect to 410,266 shares and sole dispositive power with respect to 6,362,432 shares. Abigail P. Johnson has sole dispositive power with respect to 6,362,432 shares. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The information disclosed herein was obtained from the Schedule 13G/A jointly filed with the SEC by FMR LLC and Abigail P. Johnson on February 12, 2016.

(3)	The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole voting power with respect to 6,023,815 shares and sole dispositive power with respect to 6,193,716 shares. The information disclosed herein was obtained from the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 8, 2016.

(4)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has sole voting power with respect to 115,235 shares, shared voting power with respect to 3,200 shares, sole dispositive power with respect to 4,170,955 shares, and shared dispositive power with respect to 115,235 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, is the beneficial owner of 112,035 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, is the beneficial owner of 6,400 shares as a result of its serving as investment manager of Australian investment offerings. The information disclosed herein was obtained from the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2016.

(5)	The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund Advisors LP has sole voting power with respect to 3,817,917 shares and sole dispositive power with respect to 3,908,778 shares. Dimensional Fund Advisors LP or its subsidiaries serve as investment manager, sub-adviser and/or adviser to certain investment companies, group trusts and accounts that own all of the reported shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information disclosed herein was obtained from the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016.

(6)	Includes shares of the Company’s common stock underlying options that vested and became exercisable as follows: (i) 6,373 shares on December 10, 2013; (ii) 23,220 shares on May 10, 2014; (iii) 26,184 shares on May 9, 2014 and 26,183 shares on May 9, 2015; (iv) 12,931 shares each on May 14, 2014, 2015 and 2016; (v) 10,934 shares on May 12, 2015; and (vi) 10,933 shares on May 12, 2016.

(7)	Includes shares of the Company’s common stock underlying stock options that vested and became exercisable as follows: (i) 11,263 shares each on May 14, 2014 and 2015 and 11,262 shares on May 14, 2016 (ii) 8,893 shares each on May 12, 2015 and 2016; and (iii) 8,875 shares on May 11, 2016.

(8)	Includes shares of the Company’s common stock underlying stock options that vested and became exercisable as follows: (i) 4,016 shares on May 14, 2014 and 4,015 shares each on May 14, 2015 and 2016; (ii) 4,412 shares each on May 12, 2015 and 2016; and (iii) 4,273 shares on May 11, 2016.

(9)	Includes 268,308 shares of the Company’s common stock underlying stock options currently exercisable or exercisable within 60 days of June 14, 2016.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth certain information regarding our Long-Term Equity Incentive Plan as of March 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	727,711	(1)	$30.70	(2)	2,570,127	(3)

Equity compensation plans not approved by security holders	-		-		-
Total	727,711		$30.70		2,570,127

(1)	Consists of shares issuable pursuant to the exercise or conversion of outstanding stock options and excludes 467,791 outstanding restricted stock units.

(2)	Calculation of the weighted-average exercise price of outstanding awards includes stock options, but does not include restricted stock units that convert to shares of common stock for no consideration.

(3)	All of such shares may be issued pursuant to grants of full-value stock awards.

Because the Company granted equity awards to certain employees on May 9, 2016, the Company determined to supplement the table above with the table below for transparency and full disclosure purposes. The following table sets forth certain information regarding our Long-Term Equity Incentive Plan as of June 14, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	826,457	(1)	$37.42	(2)	2,417,603	(3)

Equity compensation plans not approved by security holders	-		-		-
Total	826,457		$37.42		2,417,603

(1)	Consists of shares issuable pursuant to the exercise or conversion of outstanding stock options and excludes 365,414 outstanding restricted stock units.

(2)	Calculation of the weighted-average exercise price of outstanding awards includes stock options, but does not include restricted stock units that convert to shares of common stock for no consideration.

(3)	All of such shares may be issued pursuant to grants of full-value stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following section is a discussion and analysis of the compensation policies and decisions made in connection with compensation for our named executive officers listed below:

•	Ronald M. Lombardi, our President and Chief Executive Officer;
•	David S. Marberger, our Chief Financial Officer;
•	Timothy J. Connors, our Executive Vice President, Sales and Marketing;
•	John F. Parkinson, our Senior Vice President, International;
•	Paul Migaki, Vice President of Strategic Planning, Canada and Women’s Health; and
•	Matthew M. Mannelly, our former President and Chief Executive Officer.

Executive Summary

Our Performance During 2016. The Company delivered strong financial performance in 2016, as evidenced by the following key fiscal year highlights:

•	Reported revenue increased 12.8% to $806.2 million;
•	Operating income increased 25.4% to $260.3 million;
•	Diluted earnings per share increased 26.2% to $1.88; and
•	Net cash provided by operating activities increased 11.6% to $174.4 million.

We also completed the acquisition of DenTek Holdings, Inc., a privately-held marketer and distributor of specialty oral care products (the “Acquisition”). The Acquisition expands our portfolio of brands, strengthens our existing oral care platform and increases our geographic reach in parts of Europe.

Non-GAAP AIP net sales and non-GAAP Adjusted EBITDA are also important indicators of our performance, as we believe profitable growth is critical to long-term value creation. During 2016, the Company’s non-GAAP AIP net sales and non-GAAP Adjusted EBITDA increased compared to 2015, as follows:

•	Non-GAAP AIP net sales increased 31.5% to $795.6 million; and
•	Non-GAAP Adjusted EBITDA increased 38.2% to $290.3 million.

AIP net sales for 2016 is defined as total revenues excluding revenues from the Acquisition. Adjusted EBITDA for 2016 is defined as operating income less EBITDA relating to the Acquisition, plus depreciation and amortization, acquisition and integration costs related to the Acquisition and expenses related to the issuance of debt during the year. Please refer to Appendix A for a reconciliation of non-GAAP AIP net sales and non-GAAP Adjusted EBITDA to GAAP total revenues and GAAP operating income, our most directly comparable financial measures presented in accordance with GAAP. All references in this Compensation Discussion and Analysis to “AIP net sales” and “Adjusted EBITDA” refer to the non-GAAP figures described above.

Fiscal 2016 Executive Management Transition

Effective June 1, 2015, Mr. Mannelly retired from the Company as President and Chief Executive Officer and as a member of the Board of Directors. Effective upon Mr. Mannelly’s retirement, Mr. Lombardi was appointed President and Chief Executive Officer of the Company and as a member of the Board of Directors. Mr. Lombardi also served as Chief Financial Officer until October 28, 2015. Mr. Marberger joined the Company and was appointed Chief Financial Officer on October 28, 2015. In addition, in January 2016, Mr. Migaki announced his intention to retire in May 2016.

Brief Summary of our Compensation Program

•	The goals of our executive compensation program are to (i) attract, retain and motivate talented management, (ii) drive company performance, support achievement of our Company-wide objectives and increase stockholder value, and (iii) maintain practices that support good governance and are consistent with competitors’ practices.

•	The structure of our executive compensation program emphasizes the achievement of our Company-wide business objectives of driving top-line results while remaining focused on profitability and provides secondary focus on achieving individual goals.

•	Compensation for our executive officers for 2016 included base salary, annual cash incentive awards, and long-term equity awards.

•	Annual cash incentive awards were earned based on the Company’s achievement of pre-determined performance goals related to AIP net sales and Adjusted EBITDA. The Company fell just short of its non-GAAP AIP net sales goal and slightly exceeded its non-GAAP Adjusted EBITDA goal. Pursuant to the 2016 Annual Cash Incentive Plan, our named executive officers achieved a bonus payout equal to 101% of their target bonus with additional adjustments of 80% to 120% of that bonus payout, based on individual performance throughout the year.

•	In 2016, long-term equity awards granted to our executive officers primarily were comprised of restricted stock units that vest on the three-year anniversary of the date of grant and stock options that vest in three equal annual installments commencing on the first anniversary of the date of grant.

•	Each of our executive officers has an employment agreement that provides severance upon a termination of employment without cause or a resignation for good reason.

2016 Compensation Governance Highlights

We endeavor to maintain good governance standards including with respect to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2016:

√	The Compensation and Talent Management Committee is composed solely of independent directors.	√	None of our employment agreements with management contain a Section 280G excise tax “gross-up”.
√	The Compensation and Talent Management Committee’s independent compensation consultant, CAP, is retained directly by the Compensation and Talent Management Committee and performs no other consulting or other services for us.	√	The change in control definition contained in our Long-Term Equity Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.
		√	We do not provide excessive perquisites.
√	The Compensation and Talent Management Committee conducts an annual review of our compensation-related risk profile to ensure that compensation-related risks are not reasonably likely to have a material adverse effect on the Company.	√	Our Long-Term Equity Incentive Plan prohibits the repricing of stock options without stockholder approval.

√	We maintain a compensation clawback policy, as described further later in this CD&A.	√	Our Long-Term Equity Incentive Plan prohibits the granting of stock options with an exercise price below fair market value.
√	We maintain robust stock ownership guidelines, which are described in detail below.	√	We prohibit hedging and limit pledging by the Company’s directors, executive officers and employees.

What is the purpose of the Compensation Discussion and Analysis?

This Compensation Discussion and Analysis has been prepared in order to provide a summary of the policies and procedures established by the Company in reviewing and determining compensation for our executive officers. Specifically, the following discussion outlines, among other things, the objectives of executive compensation, the elements of executive compensation, how determinations are made as to specific elements of, and total, executive compensation, severance and change-in-control payments, and executive officer involvement in setting executive compensation.

It is the intent of the Company, through the efforts of the Compensation and Talent Management Committee, to:

•	motivate our business leaders to deliver a high degree of business performance and ensure that their interests are closely aligned with those of our stockholders;
•	attract and retain highly qualified senior leaders who can drive a global enterprise to success in today’s competitive marketplace;
•	establish executive compensation that is competitive with the compensation offered by similarly-situated companies;
•	focus management on both the Company’s short-term and long-term strategy, performance and success;
•	maintain practices that support good governance; and
•	assess the Company’s risks, if any, related to its compensation practices and programs.

What are the overall objectives of the Company’s executive compensation programs?

The Compensation and Talent Management Committee is responsible for setting and administering the policies that govern executive compensation. In connection with the election of a new Chairman of the Compensation and Talent Management Committee in 2016, the Committee conducted a review and evaluation of its philosophy as well as its charter, peer group and yearly work plan. The Committee determined the general philosophy of our executive compensation programs is to attract, retain and motivate talented management, while ensuring that our executive officers are compensated in a way that considers market practice, supports good governance, and drives both company and individual performance. To insure fair and competitive pay, the Compensation and Talent Management Committee references a peer group comprised of companies it selected based on various characteristics (as described further below) and targets the medium compensation level of such peer group in setting target pay levels for the Company’s executive officers.

The Company uses the following types of cash and equity compensation to compensate and reward our executive officers for their performance: base salary, a cash-based annual incentive plan, and long-term equity awards comprised of restricted stock units and stock options. The Compensation and Talent Management Committee believes that the elements of compensation that it provides create a flexible, performance-based compensation package that focuses and rewards executives for short and long-term performance, while aligning the interests of our executive officers with the interests of the Company’s stockholders.

Each element of executive compensation described above is determined based on:

•	the executive’s level of responsibility and function within the Company;
•	the overall performance and profitability of the Company;
•	the executive’s performance within the Company;
•	executive compensation offered to similarly-situated executives at peer companies; and
•	good governance practices.

Through a combination of salary, incentive-based cash awards and other equity awards, the Compensation and Talent Management Committee desires to provide attractive and competitive compensation to the executive officers, a significant portion of which is contingent upon the Company’s performance.

How are the Company’s executive compensation programs structured in order to address the Company’s objectives?

Performance. Our executive compensation includes a significant amount of performance-based, or at-risk, compensation. We consider compensation to be performance-based or at-risk if payment is subject to achievement of performance targets or the value received is dependent on our stock price. For example, the Company’s long-term equity awards to executives consist of one-third restricted stock units and two-thirds stock options; the stock options only have value as the Company’s stock price increases. The Compensation and Talent Management Committee believes that the use of performance-based or at-risk compensation allows the Company to tailor the compensation paid to our executive officers to the Company’s performance and maintain a compensation system that significantly affects executive compensation in the event the Company does not meet the pre-determined performance goals. Furthermore, by utilizing threshold performance targets as a part of executive compensation, in the event the Company does not meet these targets, performance-based incentive compensation is entirely at-risk and is not paid to the executive officers. The Compensation and Talent Management Committee and Board generally retain discretion to adjust the size of an award when the circumstances warrant, but did not exercise such discretion in 2016.

The charts below show the percentage of performance-based or at-risk compensation of 82.0% and 73.8% of the total compensation for 2016 of our CEO and other named executive officers, respectively.

Alignment. By motivating and incentivizing our executive officers with regard to the Company’s short- and long-term goals, the Compensation and Talent Management Committee believes that the interests of the executive officers and the Company’s stockholders are properly aligned.

Did the Compensation and Talent Management Committee use the services of an independent consultant during 2016?

The Compensation and Talent Management Committee engaged CAP to conduct an analysis of the Company’s compensation package for the Chief Executive Officer and the other executive officers of the Company.

Does the Compensation and Talent Management Committee use a peer group of companies?

Yes. As part of its evaluation of the Company’s compensation packages, CAP reviewed the Company’s group of peer companies and made recommendations to update the peer group to reflect the Company’s rapid growth and entrepreneurial business model, as well as the revenue base, profitability, high margins and market capitalization of the Company. Based on its analysis, the Compensation and Talent Management Committee approved the following group of peer companies as a reasonable and appropriate benchmark:

•	Akorn, Inc.
•	B&G Foods Holdings Corp.
•	Calavo Growers, Inc.
•	Church & Dwight Co.
•	Edgewell Personal Care Company
•	Energizer Holdings, Inc.
•	Hain Celestial Group, Inc.

•	Helen of Troy Limited
•	Impax Laboratories, Inc.
•	Lancaster Colony Corp.
•	Monster Beverage Corp.
•	Revlon, Inc.
•	Snyder’s-Lance Inc.

In approving the Company’s new peer group, the Compensation and Talent Management Committee added Calavo Growers, Inc., Edgewell Personal Care Company and Energizer Holdings, Inc. to the peer group used in fiscal 2015.

What are the elements of the Company’s executive compensation program and why does the Company pay them?

The following table provides additional information regarding the various elements of our executive compensation.

Pay Element	What the Pay Element Is Intended to Reward	Fixed or Variable	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	Fixed	• Recognize the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive.

Annual Cash Incentive	Efforts to achieve annual target revenue and profitability	Variable

•   Reward the achievement of annual financial targets.

•   Ensures compensation is properly tailored to financial performance, including being completely at risk for failure to meet annual financial threshold targets.

Long-Term Incentives (Restricted Stock Units and Stock Options)

•   Efforts to achieve long-term revenue growth and profitability over the three year vesting period, which we believe drive long-term stock price growth

•   Ability to increase and maintain stock price

•   Continued employment with the Company during the three year vesting period

Variable

•   Reward achievement of long-term financial performance and strategic corporate initiatives.

•   Provide a competitive mix of incentives to attract and retain top talent and to further reinforce alignment between the interests of management and stockholders.

How does the Company determine the types and amounts of executive compensation?

In structuring executive compensation, the Compensation and Talent Management Committee reviews and considers market data provided to it by CAP and has offered compensation packages targeted generally to approximate the median level of compensation offered to similarly-situated executive officers at companies in the Company’s peer group. The market data, however, is not determinative of the executive’s compensation; instead, the Compensation and Talent Management Committee uses the market data as one of many inputs in its decisions. For example, an executive officer’s total compensation may be higher or lower than the market median based on the level of responsibility, individual experience and performance in a particular year.

Base Salary. The Compensation and Talent Management Committee determines the base salary for our executive officers by first reviewing peer group salaries for similarly-situated positions and then adjusting such salaries as necessary based on the scope of work, skills, experience, responsibilities, performance and seniority of the executive and the recommendation of the Chief Executive Officer (except in the case of his own compensation, which is determined by the Compensation and Talent Management Committee and the Board of Directors). In addition, with respect to promotions and new hires such as Mr. Lombardi and Mr. Marberger, the Compensation and Talent Management Committee considers the predecessor’s base salary. The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in keeping the Company operating throughout the year. The Compensation and Talent Management Committee reviews executive officers’ salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year. The base salaries paid to our named executive officers during 2016 are set forth in the “Salary” column of the Summary Compensation table on page 39 of this Proxy Statement.

In May 2016, in connection with its annual review of base salaries, the Board approved adjustments in base salaries. The below table sets forth the base salaries to be paid to our named executive officers during 2017 (excluding Mr. Migaki due to his retirement in May 2016):

Name	2017 Salary		% Increase
Mr. Lombardi	$800,000		6.7%*
Mr. Connors	$465,750		3.5%
Mr. Parkinson	$336,375	†	3.5%
Mr. Marberger	$507,500		1.5%

* Mr. Lombardi received a greater base salary increase for 2017 than the other named executive officers in order to more closely align his base salary with the median of the peer group.

† Mr. Parkinson is paid in British Pounds and his salary is converted to U.S. Dollars at an assumed exchange rate of 1.65 U.S. Dollars per British Pound.

Annual Cash Incentive Plan. We have established an Annual Cash Incentive Plan, pursuant to which our executive officers have the ability to earn additional cash compensation based on a percentage of base salary and the Company’s performance. The Company views the Annual Cash Incentive Plan as a performance-based component of executive compensation that motivates and incentivizes the executive officers to achieve the short-term goals of the Company and our stockholders.

At the start of a fiscal year, the Compensation and Talent Management Committee establishes performance measures for the Annual Cash Incentive Plan. For 2016, the Compensation and Talent Management Committee chose the following as corporate financial goals for the Annual Cash Incentive Plan:

Goal	Weighting	Definition	Rationale for Selection
AIP net sales	20%	Total revenues excluding revenues from the Acquisition	Drive consistent top-line growth

Adjusted EBITDA	80%	Operating income less EBITDA relating to the Acquisition plus depreciation and amortization, acquisition and integration costs related to the Acquisition and expenses related to the issuance of debt during the year	Drive stockholder value creation in terms of growth of earnings per share and free cash flow. The Committee assigned greater weight to the Adjusted EBITDA metric to recognize that profitable growth is critical.

No bonuses will be payable under the Annual Cash Incentive Plan unless the Company achieves threshold performance for one or both of AIP net sales and Adjusted EBITDA. If the Company achieves one or both of these threshold goals, then each of our named executive officer’s maximum award is 200% of his base salary. The Compensation and Talent Management Committee then uses negative discretion to pay a lesser amount based upon the pre-determined performance targets for AIP net sales and Adjusted EBITDA and the individual performance of the executive. To guide it in exercising such discretion, the Compensation and Talent Management Committee establishes intermediate award opportunity ranges for each named executive officer. Accordingly, each named executive officer has a target bonus, expressed as a percentage of his base salary, which for 2016 were as follows: Mr. Lombardi, 100%; Mr. Connors, 50%; Mr. Parkinson, 45%; Mr. Marberger, 60%; and Mr. Migaki, 50%. Mr. Marberger’s bonus was pro-rated for his service during part of the year. Mr. Mannelly was not eligible to receive a bonus for fiscal 2016.

The following table indicates, for the 2016 Annual Cash Incentive Plan, the 2016 AIP net sales, Adjusted EBITDA and payout levels approved by the Compensation and Talent Management Committee that correspond to the threshold, target and maximum performance by the Company. The named executive officers may earn no payment (if performance is below threshold) or a payment on a sliding-scale between the minimum (threshold) amount and the maximum amount, inclusive of the target amount based on the Company’s performance.

Performance Level (Percent of Plan)	AIP net sales	Adjusted EBITDA	Payout (Percent of Annual Cash Incentive Payment) Amount
Threshold (90%)	$716,400,000	$261,100,000	50%
Target (100%)	$796,000,000	$290,100,000	100%
Maximum (110%)	$875,600,000	$319,100,000	200%

Following the close of the fiscal year, the Compensation and Talent Management Committee assesses the Company’s performance against the pre-determined performance targets and determines the amount, if any, of bonus earned by the executive officers. In order to be eligible to receive cash incentive compensation, the executive must be employed with the Company at the time payments are made by the Company.

Our 2016 AIP net sales and Adjusted EBITDA for the Company were $795,600,000 and $290,300,000, respectively. Based on the results of these financial metrics, our named executive officers earned 101% of their target bonus. To determine actual bonus payments, the Compensation and Talent Management Committee adjusted that bonus payout by 80% to 120%, based on its subjective review of the executive’s individual performance during 2016. In determining the appropriate adjustment for Mr. Migaki, the Compensation and Talent Management Committee also considered his excellent and committed service to the Company prior to his retirement in ensuring a smooth transition. The following table reflects each named executive officer’s target bonus an actual payout.

Name	Target Bonus		Company Performance Payout (101% of Target Bonus)	Individual Performance Adjustment	Total Payout
Mr. Lombardi	$750,000		$757,500	$113,625	$871,125
Mr. Connors	$225,000		$227,250	$45,450	$272,700
Mr. Parkinson	$146,250	*	$130,770	$19,615	$150,385
Mr. Marberger	$126,000		$127,260	-	$127,260
Mr. Migaki	$150,000		$151,500	$151,500	$303,000

*Mr. Parkinson is paid in British Pounds. His target bonus was converted to U.S. Dollars using a historical exchange rate of 1.65 U.S. Dollars per British Pound. Mr. Parkinson’s actual bonus payout was converted to U.S. Dollars using the average currency rate when the bonus was paid in May 2016 of 1.46 U.S. Dollars per British Pound.

The 2016 Annual Cash Incentive Plan payouts to our named executive officers also are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 39 of this Proxy Statement.

Performance Matrix for 2017. The 2017 Annual Cash Incentive Plan operates similar to the 2016 Annual Cash Incentive Plan - the performance matrix threshold, goal and maximum payouts are 50%, 100% and 200%, respectively, of the executive’s target bonus. Furthermore, similar to 2016, the performance goals established under the 2017 Annual Cash Incentive Plan are exclusive of one-time items during such time period. As a result, in the event the Company consummates an acquisition or a divestiture or experiences other one-time items in 2016, the Compensation and Talent Management Committee will modify the performance goals after considering the effect of such acquisition or divestiture on the expected financial performance of the Company. The 2017 Annual Cash Incentive Plan also applies a threshold for bonus eligibility of 90% of the goal and applies a maximum payout of 110% of the goal.

Equity Awards. Executive officers of the Company are eligible to receive annual equity awards under our Long-Term Equity Incentive Plan. Awards under the Long-Term Equity Incentive Plan help relate a significant portion of an executive officer’s long-term compensation directly to stock price appreciation realized by all of our stockholders and aligns an executive officer’s interests with those of our stockholders. Under the Long-Term Equity Incentive Plan, our executive officers receive restricted stock units and stock options. Mr. Mannelly did not receive any equity awards in fiscal 2016.

Restricted Stock Unit Awards

On May 11, 2015, the Compensation and Talent Management Committee granted restricted stock units to the executive officers, including Messrs. Lombardi, Connors, Parkinson and additional employees of the Company. These grants vest three years after the date of grant.

Stock Option Awards

On May 11, 2015, the executive officers, including Messrs. Lombardi, Connors, Parkinson, and additional employees of the Company received grants of stock options for a specified number of shares with an exercise price of $41.44, which is equal to the closing price of the Company’s common stock on the date of grant. The stock options vest in three equal annual installments commencing on the one-year anniversary of the date of grant. The term of the stock options is ten years from the date of grant.

Special Equity Grants

In addition to the annual long-term incentive awards discussed above, the Compensation and Talent Management Committee approved special, one-time equity awards in 2016 to certain of our named executive officers to assist in retaining them during the executive transition, as follows:

•	Mr. Lombardi received restricted stock units having an initial target value of $2,500,000 in connection with his promotion to Chief Executive Officer;

•	Mr. Marberger received restricted stock units and stock options having an aggregate initial target value of $500,000 in connection with his commencement of employment with the Company as its Chief Financial Officer; and

•	Messrs. Connors and Parkinson received restricted stock units having an initial target value of $2,072,000 and $725,200, respectively, to promote retention and continuity among our executive team following the Company’s management transition.

Overall Philosophy and Objectives Regarding Equity Awards

The Company views the above-mentioned equity awards as components of executive compensation that motivate and incentivize management to achieve the long-term performance goals (including stock price appreciation) of the Company and our stockholders. In addition, under the Long-Term Equity Incentive Plan, the restricted stock units and stock options awarded to management are subject to acceleration under certain circumstances, including a change in control of the Company. With regard to change-in-control payments, the Compensation and Talent Management Committee believes that the additional compensation that a grantee would be entitled to receive in connection with a change in control of the Company is in the best interests of the Company as such additional compensation is necessary to retain the grantees (who would be instrumental in effectuating such change-in-control transaction) in the Company’s employ while a change-in-control transaction is being contemplated, negotiated and consummated. For more information regarding change-in-control benefits, please see the section titled “Severance and Change in Control Provisions” below.

The Compensation and Talent Management Committee believes equity-based incentive compensation aligns executive and stockholder interests because:

•	the use of a multi-year vesting schedule for equity awards encourages executive retention and emphasizes the attainment of long-term performance goals;
•	paying a significant portion of executive compensation with long-term incentive-based compensation motivates and incentivizes the executive officers to meet the long-term performance goals set by the Compensation and Talent Management Committee; and
•	the executive officers will hold significant amounts of equity in the Company as required by the Company’s Stock Ownership Guidelines and will be motivated to increase stockholder value over the long-term.

Following discussions with CAP, the Board of Directors and our Chief Executive Officer, the Compensation and Talent Management Committee determined target award values for each executive based on the competitive range used by the peer group (without targeting any particular percentile of the peer group), as well as the individual performance of each executive. Target award values, reflected as a percentage of base salary, are provided in the table below.

Name	Targeted percentage of base salary
Mr. Lombardi	200%
Mr. Connors	150%
Mr. Parkinson	100%
Mr. Marberger	150%
Mr. Migaki*	100%

*Mr. Migaki retired in May 2016. Mr. Mannelly retired effective June 1, 2015.

The Compensation and Talent Management Committee allocated approximately two-thirds of the targeted equity award value to stock options and approximately one-third to restricted stock units, with the actual number of options and restricted stock units granted determined by dividing the allocated dollar value by the Black-Scholes value, in the case of the stock options, and the closing price of the Company’s common stock on the grant date, in the case of restricted stock units. The 2016 equity grants to our named executive officers are set forth in the Grants of Plan-Based Awards table on page 41 of this Proxy Statement.

Severance and Change in Control Provisions. All of the Company’s executive officers have executed employment agreements with the Company that provide for severance benefits in the event their employment with the Company is terminated under specific circumstances. In addition, the Company’s Long-Term Equity Incentive Plan provides certain benefits to the recipients of equity awards under certain circumstances. For additional information regarding severance and change-in-control payments that the Company may be obligated to pay to a named executive officer in the future due to the termination of his employment under certain circumstances and/or a change in control of the Company, please see the sections titled “Executive Compensation and Other Matters – Potential Payments Upon Termination or Change in Control,” “Executive Compensation and Other Matters – Employment Agreements” and “Executive Compensation and Other Matters – Additional Vesting Provisions” contained elsewhere in this Proxy Statement.

Pursuant to the terms of the equity award agreements between the Company and its employees, in the event there is a change in control of the Company, the shares of restricted stock units and stock options granted to the employees will vest upon the consummation of the change in control, even if they remain employed by the Company after such change in control. None of the Company’s employees have a single trigger (payment without a termination condition) for cash compensation upon the consummation of a change in control of the Company.

The Company has agreed to vest equity granted under the Long-Term Equity Incentive Plan in connection with a change in control of the Company in order to retain the grantees during any period in which the Company contemplates, negotiates and is in the process of consummating a change in control of the Company. The participation of the grantees in a change-in-control transaction would be critical to quickly and efficiently consummating a change-in-control transaction and the accelerated vesting of the equity awards would help retain the grantees and maintain their focus and attention on the transaction while it may be pending.

How much performance-based compensation can be earned in 2017?

The amount of incentive cash compensation payable to executive officers for 2017 ranges from 50% (threshold) to 200% (maximum) of each executive officer’s respective target bonus, as set forth in the table that follows. If our 2017 AIP net sales and Adjusted EBITDA performance do not achieve a minimum level, no incentive cash compensation will be payable to the Company’s employees despite the level of AIP net sales or Adjusted EBITDA performance, as applicable, and regardless of an employee’s individual performance.

The following table sets forth the approximate amount of cash incentive payments under the 2017 Annual Cash Incentive Plan that the named executive officers would receive based upon the achievement of certain levels of performance. Mr. Migaki is excluded due to his retirement in May 2016.

Name	Threshold Award	Target Award	Maximum Award
Mr. Lombardi	$400,000	$800,000	$1,600,000
Mr. Connors	$139,725	$279,450	$558,900
Mr. Parkinson	$75,685	$151,369	$302,738
Mr. Marberger	$152,250	$304,500	$609,000

What compensation decisions were made in connection with Mr. Lombardi’s appointment as President and Chief Executive Officer?

In connection with Mr. Lombardi’s appointment as President and Chief Executive Officer, on April 22, 2015, the Company entered into a new employment agreement with Mr. Lombardi, which, among other things, sets forth the new terms of his compensation, including (i) initial annual base salary of $750,000, (ii) target annual cash incentive of 100% of base salary, and (iii) an initial equity grant of restricted stock units in the amount of $2,500,000 and having a three-year vesting period. In addition, under the terms of Mr. Lombardi’s new employment agreement, he is eligible to receive severance benefits of 1.5x base salary plus target bonus in the event he is terminated by the Company “without cause” or he terminates his employment for “good reason” as defined in the agreement. The Compensation and Talent Management Committee determined the compensation package for Mr. Lombardi in connection with his new role as President and Chief Executive Officer, as well as considered the compensation package provided to Mr. Mannelly prior to his retirement.

What compensation decisions were made in connection with Mr. Marberger’s appointment as Chief Financial Officer?

In connection with Mr. Marberger’s appointment as Chief Financial Officer, on October 28, 2015, the Company entered into an employment agreement with Mr. Marberger, which, among other things, sets forth the terms of his compensation, including (i) initial annual base salary of $500,000, (ii) target annual cash incentive of 60% of base salary and (iii) target annual equity incentive of 150% of base salary. In addition, on the day that he commenced employment with the Company, Mr. Marberger received an initial equity award of stock options and restricted stock units with an aggregate value of $500,000. Mr. Marberger’s employment agreement also provides that he is eligible to receive severance benefits equal to his base salary plus average annual bonus in the event he is terminated by the Company “without cause” or he terminates his employment for “good reason” as defined in the agreement.

What compensation decisions were made in connection with Mr. Mannelly’s retirement?

In connection with Mr. Mannelly’s retirement, on April 22, 2015, the Company entered into a retirement agreement with Mr. Mannelly, pursuant to which Mr. Mannelly remains eligible for continued participation in the Company’s group medical plan (at active-employee rates) for a period of five years and the vesting was accelerated for Mr. Mannelly’s unvested stock options and RSUs. In addition, on June 1, 2015, the Company and Mr. Mannelly entered into a separation agreement, pursuant to which he agreed to a general release of claims with respect to the Company and is subject to non-compete, non-solicitation and confidentiality restrictions until December 2016.

In setting pay, did the Compensation and Talent Management Committee take into consideration last year’s advisory stockholder vote on executive compensation?

Yes. At the 2015 Annual Meeting of Stockholders, approximately 99% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers as discussed and disclosed in our 2015 Proxy Statement.  In considering the results of this advisory vote on executive compensation, the Compensation and Talent Management Committee concluded that the compensation paid to our named executive officers and the Company’s overall compensation program enjoy strong stockholder support.

Also, at the 2011 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which will occur at the Annual Meeting of Stockholders in 2017.

What policies are there on timing when equity awards are made?

The Company typically grants equity awards to its employees as soon as practicable after the beginning of a fiscal year. The equity awards are granted after the Chief Executive Officer has presented a proposed structure and level of awards and the Compensation and Talent Management Committee has fully reviewed all aspects of the awards, including the value of the awards and the vesting period. The Company does not have any policy of coordinating the timing of equity award grants with the release of material non-public information.

Does the Company maintain any corporate governance policies that relate to its executive compensation program?

As discussed above, we endeavor to maintain good governance standards including with respect to the oversight of our executive compensation policies and practices, as summarized below.

•	Pursuant to our Clawback Policy, in the event that the Company is required to restate its financial statements, the Company will seek to recover from senior management any incentive-based compensation granted on and after May 10, 2011, for the three years immediately preceding the period the Company is required to restate, if such incentive compensation is a result of errors within the financial statements that are required to be restated.

•	Pursuant to our Stock Ownership Guidelines, our executive officers are required to own a specified value of stock based on a multiple of base salary (4x, in the case of our Chief Executive Officer; 3x in the case of our Chief Financial Officer, Chief Marketing Officer and General Counsel; and 2x, in the case of our other senior executive officers).

•	We prohibit hedging and limit pledging by the Company’s directors, executive officers and employees.

What is the effect of accounting and tax treatments on compensation?

The accounting treatment of executive compensation generally has not been a factor in the Compensation and Talent Management Committee’s decisions regarding the amounts of compensation paid to the Company’s executive officers. In addition, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the Compensation and Talent Management Committee’s future selection of differing types of equity awards.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers, other than the CFO. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Our stockholders approved an amendment to our Long-Term Equity Incentive Plan on July 29, 2013 to allow the Compensation and Talent Management Committee to grant incentive awards that may qualify for the performance-based compensation exemption from Section 162(m). A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our executives, the Compensation and Talent Management Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Talent Management Committee believes that such payments are appropriate.

What are the respective roles of the Compensation and Talent Management Committee, its consultant and the Company’s executive officers in determining executive compensation?

Executive Officer Compensation. Mr. Lombardi, our President and Chief Executive Officer, with the assistance of certain members of senior management, participated in discussions with, and made recommendations to, the Compensation and Talent Management Committee regarding the setting of base salaries and cash and equity incentive plan compensation for the other executive officers. Mr. Lombardi was assisted by certain members of senior management and CAP in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation and Talent Management Committee.

Chief Executive Officer Compensation. The Compensation and Talent Management Committee and the Board of Directors are responsible for establishing the CEO’s compensation package. The Compensation and Talent Management Committee consulted with CAP, its independent compensation consultant, in determining the compensation to be awarded to Mr. Lombardi in 2016 in connection determining the compensation of Mr. Lombardi in connection with his election as President and Chief Executive Officer in April 2015, and in determining his compensation program for 2017.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

This Compensation and Talent Management Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act.

The Compensation and Talent Management Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions of the Compensation Discussion and Analysis with management, the Compensation and Talent Management Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for 2016.

MEMBERS OF THE 2016 COMPENSATION AND TALENT MANAGEMENT COMMITTEE

James M. Jenness (Chairman)
John E. Byom

Gary E. Costley

Shelia A. Hopkins

Carl J. Johnson

EXECUTIVE COMPENSATION AND OTHER MATTERS

Who are our Executive Officers?

Our executive officers are as follows:

Name	Age	Position
Ronald M. Lombardi	52	President and Chief Executive Officer
David S. Marberger	50	Chief Financial Officer
Jean A. Boyko, Ph.D.	60	Senior Vice President, Science and Technology
Timothy J. Connors	49	Executive Vice President, Sales and Marketing
Thomas Hochuli	51	Vice President Operations
John F. Parkinson	63	Senior Vice President, International
Christopher Heye	53	Senior Vice President, Strategic Planning/Canada/Women’s Health

What are the backgrounds of our executive officers?

Ronald M. Lombardi, President and Chief Executive Officer. Biographical information for Mr. Lombardi is set forth above under “Proposal No. 1 – Election of Directors.”

David S. Marberger, Chief Financial Officer, has served as Chief Financial Officer since October 2015. Prior to Mr. Marberger joining the Company, he was the Senior Vice President and Chief Financial Officer of Godiva Chocolatier, Inc., a global manufacturer and supplier of premium chocolates, from 2008 to October 2015. Prior to that, Mr. Marberger was the Senior Vice President and Chief Financial Officer of Tasty Baking Company from 2003 to 2006 and Executive Vice President and Chief Financial Officer from 2006 to 2008. From 1993 to 2003, Mr. Marberger served in various roles at Campbell Soup Company, where he last held the position of Vice President, Finance, Food and Beverage Division. Mr. Marberger was also previously employed by PricewaterhouseCoopers LLP. Mr. Marberger received a BBA from the University of Massachusetts and an MBA from The Wharton School, The University of Pennsylvania.

Jean A. Boyko, Ph.D., Senior Vice President, Science and Technology, has served as Senior Vice President, Science and Technology of the Company since May 2007 and previously served as Senior Vice President, Quality Assurance and Regulatory Affairs of the Company since August 2006. From 2001 to 2005, Dr. Boyko was employed by Purdue Pharma L.P. as an Executive Director for Manufacturing Quality from 2003 to 2005 and as Research QA from 2001 to 2003. From 1980 to 2001, Dr. Boyko was employed by Block Drug Company, Inc., where she held positions of increasing responsibility through Vice President, Quality Services. Dr. Boyko was also previously employed by Schering Plough Research Institute and Hoechst Roussel Pharmaceutical Inc. Dr. Boyko received a B.A., M.S. and Ph.D. from Rutgers University.

Timothy J. Connors, Executive Vice President, Sales and Marketing, has served as Executive Vice President, Sales and Marketing of the Company since January 2011 and previously served as Chief Marketing Officer of the Company from April 2010 until January 2011. Mr. Connors was employed by Matrixx Initiatives, Inc., a marketer of OTC healthcare products, as Vice President of Marketing from June 2007 to March 2010 and as Director of Sales and Marketing from July 2005 to June 2007. Prior to joining Matrixx Initiatives, Mr. Connors was a partner at the Emerson Group from August 1998 to June 2005. From 1988 to 1998, Mr. Connors held a number of sales and marketing positions with Benckiser Consumer Products Inc., The Clorox Company, and Nestlé Foods. Mr. Connors received a B.S. from Pennsylvania State University.

Thomas Hochuli, Vice President Operations, has served as Vice President, Operations of the Company since August 2014. Mr. Hochuli was an independent consultant from March 2014 until September 2014. From November 2012 to March 2014, he served as Vice President, Operations of MiMedx, Inc., a regenerative biomaterials company. Prior to joining MiMedx, he was Vice President, Biomaterials Manufacturing of Integra Life Sciences, Inc., a medical device manufacturer, from April 2009 to November 2012 and Senior Director of Operations for Integra Life Sciences, Inc. from January 2003 until April 2009. From January 2000 to January 2003, he served as Vice President and General Manager of Miza Pharmaceuticals USA, Inc., a drug and medical device manufacturing company. From January 1991 to January 2000, he served in various plant management and planning roles at Johnson & Johnson. Mr. Hochuli earned an M.B.A. from Rutgers University and a B.S. in Electrical and Computer Engineering from Clarkson University.

Christopher Heye, Senior Vice President, Strategic Planning, Canada, and Women’s Health, has served as Senior Vice President, Strategic Planning, Canada and Women’s Health since May 2016. From 2012 to May 2016, Mr. Heye served as Chief Executive Officer and President of Cyclo Industries, a specialty chemicals company in the performance, maintenance, and appearance market. Prior to joining Cyclo Industries, he was Chief Operating Officer of NuOrtho Surgical, Inc. and President, NuOrtho Biologics, a medical device company, from 2010 until 2012. From 2007 to 2010, he served as Global Chief Marking Officer and Vice President of Marketing of Welch’s Inc. From 2003 to 2007, he served in various marketing roles at BP, Inc. Mr. Heye was also previously employed by Johnson & Johnson, Nestle Foods Company and AC Nielsen Company. Mr. Heye earned a B.A. in Marketing Management from the University of Wisconsin - Eau Claire.

John F. Parkinson, Senior Vice President, International, has served as Senior Vice President, International of the Company since March 2005. From September 1999 to February 2005, Mr. Parkinson was employed by ConAgra Foods Inc., where he was the Business Director, Asia Pacific from February 2002 to February 2005 and Business Director, Asia Pacific Grocery Division, from September 1999 to February 2002. From January 1998 to September 1999, Mr. Parkinson served as a consultant to the Tait Group Inc., where he assisted senior management with new business development projects. From November 1984 to January 1998, Mr. Parkinson held positions of increasing responsibility at the Tait Group, where he was a Managing Director for Tait Asia Ltd. from January 1993 to January 1998 and a General Manager for Tait Taiwan from November 1984 to January 1993. Mr. Parkinson was also previously employed by Harrisons + Smurthwaite Ltd., Boyd Briggs + Co. Ltd. and Monsanto Ltd. Mr. Parkinson received a B.A. from the University of Leeds in the United Kingdom.

SUMMARY COMPENSATION TABLE

The following table includes information regarding the compensation paid or awarded to the named executive officers listed below during our fiscal years ended March 31, 2016, 2015 and 2014. We have no pension or deferred compensation plans and, therefore, have omitted the column regarding compensation under such plans.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards (3) ($)		Option Awards (4) ($)		Non- Equity Incentive Plan Compen- sation (5) ($)	All Other Compen- sation ($)		Total ($)
Ronald M. Lombardi	2016	735,479		2,500,000				871,125	3,778	(6)	4,110,382
President and Chief	2015	475,000		428,767		522,504		414,960	5,647	(6)	1,846,878
Executive Officer	2014	450,000		868,799		540,774		207,900	7,313	(6)	2,074,786
Timothy J. Connors	2016	451,233		2,298,097		451,294		272,700	10,538	(6)	3,483,862
Executive Vice President,	2015	425,000		212,491		424,996		287,300	9,996	(6)	1,359,783
Sales and Marketing	2014	415,000		684,279		471,005		137,988	8,317	(6)	1,716,589
John F. Parkinson	2016	296,558		1,144,863		218,502		150,385			1,810,308
Senior Vice President,	2015	271,069		440,425		210,849		113,925			1,036,268
International (1)	2014	257,522		83,832		167,921		99,232			608,507
David S. Marberger	2016	213,699		333,377		166,670		127,260	7,703	(6)	848,709
Chief Financial Officer (2)
Paul Migaki	2016	376,027		2,094,005		250,707		303,000	10,542	(6)	3,034,281
Vice President, Strategic	2015	325,000		119,160		238,329		182,520	11,463	(6)	876,472
Planning, Canada and	2014	250,000		83,323		166,904		77,000	3,859	(6)	581,086
Women’s Health
Matthew M. Mannelly	2016	122,836		390,921	(8)	420,326	(8)		130,505	(9)	1,064,588
Former President and Chief	2015	735,000		470,005		939,997		1,108,380	10,140	(6)	3,263,522
Executive Officer (7)	2014	700,000		166,676		333,807		540,000	9,945	(6)	1,750,428

(1)	All compensation, other than equity awards, is paid in British Pounds and is converted to U.S. Dollars at the average exchange rate for the month paid or incurred.

(2)	Effective October 28, 2015, Mr. Marberger was elected Chief Financial Officer.

(3)	The amounts shown in this column reflect the grant date fair value of restricted stock unit awards, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The fair value of the restricted stock unit awards is based on the market value of the Company’s common stock on the grant date. For 2016, the value reported for Mr. Mannelly reflects the incremental fair value related to the modification of his restricted stock unit awards pursuant to his retirement agreement, as discussed further in footnote 8 below.

(4)	The amounts shown in this column reflect the grant date fair value of stock option awards, determined in accordance with FASB ASC Topic 718. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes Option Pricing Model (“Black-Scholes Model”). The Black-Scholes Model uses certain assumptions about expected volatility of the Company’s common stock, the expected term of the stock options and risk-free interest rates. For additional information regarding the assumptions used in the Black-Scholes Model for options granted in 2016 and 2015, please see Note 13 to the financial statements contained in our Annual Report on Form 10-K for 2016, which is included in the Annual Report to Stockholders accompanying this Proxy Statement. For additional information regarding the assumptions used in the Black-Scholes Model for options granted in 2014, please see Note 14 to the financial statements contained in our Annual Report on Form 10-K for 2015. For 2016, the value reported for Mr. Mannelly reflects the incremental fair value related to the modification of his option awards pursuant to his retirement agreement, as discussed further in footnote 8 below.

(5)	Non-equity incentive plan awards are accrued for the fiscal year in which earned but are paid promptly after the completion of the audit of the Company’s financial statements for such fiscal year.

(6)	Represents a matching contribution by the Company on the named executive officer’s behalf to the Company’s 401(k) plan.

(7)	Effective June 1, 2015, Mr. Mannelly retired from the Company as President and Chief Executive Officer and a member of the Board of Directors.

(8)	Pursuant to Mr. Mannelly’s retirement agreement, his outstanding unvested stock options and restricted stock units were modified so that they became 100% vested on June 8, 2015. The incremental fair values of these restricted stock units and stock option awards resulting from the modifications are included in the Stock Awards and Option Awards columns, respectively.

(9)	Includes a matching contribution by the Company on Mr. Mannelly’s behalf to the Company’s 401(k) plan and the value of his continued participation in the Company’s group medical plan (at active-employee rates) for a period of five years pursuant to his retirement agreement.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

The following Grants of Plan-Based Awards table provides additional information regarding non-equity and equity incentive plan awards granted to the named executive officers during 2016. The non-equity incentive plan awards were granted pursuant to the 2016 Annual Cash Incentive Plan and the equity incentive plan awards were granted pursuant to the Long-Term Equity Incentive Plan. The equity incentive plan awards were comprised of restricted stock units and stock options. The column titled “Estimated Future Payouts Under Equity Incentive Plan Awards” has been omitted since there were no performance-based equity awards granted by the Company to the named executive officers in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock of		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock And Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units (#)		Options (#)		Awards ($/Sh)	Awards ($)(5)
Mr. Lombardi	5/11/15	(1)	375,000	750,000	1,500,000
	4/22/15	(2)				57,924					2,500,000

Mr. Connors	5/11/15	(1)	112,500	225,000	450,000
	5/11/15	(3)						26,625		$41.44	451,294
	5/11/15	(2)				5,456					226,097
	5/11/15	(2)				50,000					2,072,000

Mr. Parkinson	5/11/15	(1)	73,125	146,250	292,500
	5/11/15	(3)						12,819		$41.44	217,282
	5/11/15	(2)				2,627					108,863
	5/11/15	(2)				17,500					725,200
	5/11/15	(4)				7,500					310,800

Mr. Marberger	10/28/15	(1)	150,000	300,000	600,000
	10/28/15	(3)						8,079		$50.42	166,670
	10/28/15	(2)				6,612					333,377

Mr. Migaki	5/11/15	(1)	93,750	187,500	375,000
	5/11/15	(3)						14,791		$41.44	250,707
	5/11/15	(2)				3,031					125,605
	5/11/15	(2)				40,000					1,657,600
	5/11/15	(4)				7,500					310,800

Mr. Mannelly (6) (7)	8/6/12					5,109	(7)				4,822	(8)
	5/14/13					5,567	(7)				64,456	(8)
	5/12/14					14,030	(7)				321,643	(8)
	8/6/12							7,326	(6)	$15.66	3,215	(8)
	5/14/13							7,982	(6)	$29.94	43,029	(8)
	5/12/14							39,338	(6)	$33.50	374,082	(8)

(1)	Represents the date on which the named executive officer became eligible for a cash incentive payment under the 2016 Annual Cash Incentive Plan.

(2)	Represents the date on which restricted stock units were granted to the named executive officer, which vest on the three-year anniversary of the date of grant.

(3)	Represents the date on which stock options were granted to the named executive officer. The stock options vest in three equal annual installments commencing on the first anniversary of the date of grant.

(4)	Represents the date on which restricted stock units were granted to the named executive officer, which vest in three equal annual installments commencing on the first anniversary of the date of grant.

(5)	Represents the grant date fair value of the awards, determined in accordance with FASB ASC Topic 718.

(6)	In accordance with Mr. Mannelly’s retirement agreement, 54,646 stock options were accelerated and vested on June 8, 2015.

(7)	In accordance with Mr. Mannelly’s retirement agreement, 24,706 restricted stock units were accelerated and vested on June 8, 2015.

(8)	Amounts represent the incremental fair value of Mr. Mannelly’s restricted stock units and stock option awards resulting from the modifications of the awards pursuant to the terms of his retirement agreement, as discussed in more detail in footnote 8 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table summarizes the equity awards granted to the named executive officers that were outstanding as of March 31, 2016.

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable		Number Of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Mr. Lombardi							57,924	(13)	3,092,562
	10,933	(3)	21,867	(3)	33.50	5/12/2024	7,799	(11)	416,389
							3,333	(12)	177,949
	25,862	(4)	12,931	(4)	29.94	5/14/2023	9,018	(14)	481,471
							6,666	(15)	355,898
	52,367	(5)			13.24	5/9/2022
	23,220	(6)			11.27	5/10/2021
	6,373	(7)			11.90	12/5/2020

Mr. Connors			26,625	(2)	41.44	5/11/2025	5,456	(9)	291,296
							50,000	(9)	2,669,500
	8,893	(3)	17,786	(3)	33.50	5/12/2024	6,343	(11)	338,653
	22,525	(4)	11,263	(4)	29.94	5/14/2023	7,855	(14)	419,378
							5,000	(15)	266,950

Mr. Parkinson			12,819	(2)	41.44	5/11/2025	2,627	(9)	140,256
							7,500	(10)	400,425
							17,500	(9)	934,325
	4,412	(3)	8,824	(3)	33.50	5/12/2024	3,147	(11)	168,018
							6,666	(12)	355,898
	8,031	(4)	4,015	(4)	29.94	5/14/2023	2,800	(14)	149,492

Mr. Marberger			8,079	(8)	50.42	10/28/2025	6,612	(16)	353,015

Mr. Migaki			14,791	(2)	41.44	5/11/2025	3,031	(9)	161,825
							7,500	(10)	400,425
							40,000	(9)	2,135,600
	4,987	(3)	9,974	(3)	33.50	5/12/2024	3,557	(11)	189,908
	7,982	(4)	3,991	(4)	29.94	5/14/2023	2,783	(14)	148,584

(1)	Represents the value of restricted stock units on March 31, 2016, which was calculated using $53.39 per share, the closing price of the Company’s common stock on the NYSE on March 31, 2016, the last trading day of fiscal 2016.

(2)	Represents stock options granted to the named executive officer on May 11, 2015, which vest in approximately three equal annual installments commencing May 11, 2016.

(3)	Represents stock options granted to the named executive officer on May 12, 2014, which vest in approximately three annual equal annual installments commencing May 12, 2015.

(4)	Represents stock options granted to the named executive officer on May 14, 2013, which vest in approximately three equal annual installments commencing May 14, 2014.

(5)	Represents stock options granted to the named executive officer on May 9, 2012, which vested in approximately three equal annual installments on May 9, 2013, 2014 and 2015.

(6)	Represents stock options granted to the named executive officer on May 10, 2011, which vested in approximately three equal annual installments on May 10, 2012, 2013 and 2014.

(7)	Represents stock options granted to Mr. Lombardi on December 6, 2010, which vested in approximately three equal annual installments on December 6, 2011, 2012 and 2013.

(8)	Represents stock options granted to Mr. Marberger on October 28, 2015, which vest in approximately three equal installments commencing October 28, 2016.

(9)	Represents restricted stock units granted to the named executive officer on May 11, 2015, which vest on May 12, 2018.

(10)	Represents restricted stock units granted to the named executive officer on May 11, 2015, which vest in approximately three equal annual installments commencing May 11, 2016.

(11)	Represents restricted stock units granted to the named executive officer on May 12, 2014, which vest on May 12, 2017.

(12)	Represents restricted stock units granted to the named executive officer on May 12, 2014, which vest in approximately three equal annual installments commencing May 12, 2015.

(13)	Represents restricted stock units granted to Mr. Lombardi on April 22, 2015, which vest on April 22, 2018.

(14)	Represents restricted stock units granted to the names executive officer on May 14, 2013, which vested on May 14, 2016.

(15)	Represents restricted stock units granted to the named executive officer on May 14, 2013, which vest in approximately three equal annual installments commencing May 14, 2014.

(16)	Represents restricted stock units granted to Mr. Marberger on October 28, 2015, which vest on October 28, 2018.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Lombardi	-	-	26,008	1,087,768
Mr. Connors	73,648	2,247,446	21,767	909,024
Mr. Parkinson	9,104	308,600	9,479	391,498
Mr. Marberger	-	-	-	-
Mr. Migaki	-	-	-	-
Mr. Mannelly	154,932	3,369,851	24,706	1,087,162

(1)	Represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)	Represents the quoted market value of the underlying shares on the applicable vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our named executive officers are entitled to certain benefits in the event their employment is terminated under specified circumstances. Circumstances which would trigger payments and/or other benefits to our named executive officers include termination of employment by the Company without cause, termination by the named executive officer for good reason or a change in control of the Company.

In order for a named executive officer to receive the payment and/or benefits to which he is entitled pursuant to any applicable employment agreement, he must execute and deliver to the Company a release in a form satisfactory to the Company. So long as any named executive officer who is receiving severance payments and/or benefits from the Company has not breached any applicable restrictive covenants (including, without limitation, non-compete, non-solicitation, non-disparagement and/or confidentiality agreements), the Company will continue to make any required payments. In the event a named executive officer breaches any applicable restrictive covenant, the Company will cease making any future payments and providing any other benefits to the named executive officer, and will also consider pursuing all legal and equitable remedies available to the Company under any applicable employment agreement and applicable law.

The following table sets forth payments and benefits that may be received by our named executive officers under any existing employment agreements, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change in control of the Company. The table does not include information with respect to Mr. Mannelly’s employment agreement because, pursuant to his retirement agreement with the Company, his employment agreement expired and he was no longer entitled to any benefits thereunder effective June 1, 2015.

The following information has been prepared based on the assumption that the named executive officer’s employment terminated, or a change in control of the Company occurred, on March 31, 2016. With respect to the accelerated vesting of equity awards, the value of such acceleration was calculated using $53.39 the closing price for our common stock on March 31, 2016, the last trading day of fiscal 2016.

Name	Termination by Company Without Cause ($)		Termination by Named Executive Officer With Good Reason ($)		Death ($)	Disability ($)	Termination in Connection with Change in Control ($)		Change in Control (Absent Termination) ($)(4)
Mr. Lombardi	1,710,304	(1)	1,710,304	(1)	-	-	6,972,739	(1)(2)	5,262,435
Mr. Connors	751,275	(1)	751,275	(2)	-	-	5,673,102	(1)(2)	4,921,827
Mr. Parkinson	419,756	(3)	419,756	(3)	-	-	2,991,018	(3)	2,571,262
Mr. Marberger	518,018	(1)	518,018	(2)	-	-	895,027	(1)(2)	377,009
Mr. Migaki	386,716	(1)	386,716	(2)	-	-	3,891,783	(1)(2)	3,505,067

(1)	Assumes that the named executive officer was terminated without cause or resigned for good reason in connection with a change in control of the Company. In addition to the severance payments to be received in connection with a termination without cause or resignation for good reason (as reflected in the first two columns of the table), the amount shown includes the value of the accelerated vesting of restricted common stock, restricted stock units and stock option awards that are “in-the-money.”

(2)	Pursuant to the named executive officer’s employment agreement, he is entitled to receive the sum of (i) his base salary, and (ii) his average annual incentive bonus paid for the last three completed fiscal years prior to the date of termination and otherwise as calculated pursuant to the terms of his Employment Agreement with the Company, payable in installments ratably over twelve (12) months. He will also be entitled to continued coverage under the Company’s welfare plans for him and his covered dependents for a 12-month period at the then-current active employee cost, the value of which has been estimated, and included in the table, based upon fiscal 2016 rates.

(3)	Pursuant to Mr. Parkinson’s Employment Agreement, he is entitled to receive the sum of (i) his base salary, and (ii) an amount equal to the annual bonus, if any, paid to him for the last fiscal year ended prior to the date of termination (which, for purposes of this table, was based on his 2016 Annual Cash Incentive Plan payment), payable in approximately equal installments on the Company’s regular salary payment dates. He will also be entitled to continued coverage under the Company’s welfare plans for him and his covered dependents for a 12-month period at the then-current active employee cost, the value of which has been estimated, and included in the table, based upon fiscal 2016 rates.

(4)	Reflects the value of the accelerated vesting of restricted common stock, restricted stock units and stock option awards that are “in-the-money.”

For additional information regarding payments required to be made to a named executive officer pursuant to his employment agreement or any other arrangement with the Company in connection with a termination of employment and/or a change in control of the Company, please see the sections titled “Executive Compensation and Other Matters – Employment Agreements” and “Executive Compensation and Other Matters – Additional Vesting Provisions” contained elsewhere in this Proxy Statement.

Employment Agreements

Do any Named Executive Officers have employment agreements?

Yes. We have employment agreements with Messrs. Lombardi, Connors, Parkinson and Marberger. We also had an employment agreement with Mr. Migaki until his retirement on in May 2016.

What are the terms of Mr. Lombardi’s employment agreement?

On April 22, 2015, the Company entered into an employment agreement with Mr. Lombardi setting out the terms of his employment (the “Lombardi Employment Agreement”). The Lombardi Employment Agreement has an initial term of three years and thereafter renews for consecutive one-year terms unless six months prior notice of non-renewal is tendered by either party.

In 2016, Mr. Lombardi earned an annual base salary of $750,000. In 2017, his base salary is $800,000. In addition, he is eligible to participate in the Company’s annual incentive bonus plan with an annual target bonus equal to 100% of his base salary.

If Mr. Lombardi’s employment is terminated by the Company without cause or by Mr. Lombardi for good reason, he would receive a payment of earned salary, expense reimbursement, vacation pay, and any payments due to him under the Company’s benefits plans. He would also receive, after Mr. Lombardi’s execution of a release in a form satisfactory to the Company, a payment of 1.5 times the sum of his annual base salary and average annual incentive bonus (as defined in the Lombardi Employment Agreement) for the three years preceding his termination. In addition to these payments, if Mr. Lombardi’s termination occurs in connection with a change in control (as such term is defined in the Long-Term Equity Incentive Plan), Mr. Lombardi’s equity awards would accelerate and fully vest.

Pursuant to the terms of the Lombardi Employment Agreement, Mr. Lombardi is subject to a non-competition covenant that generally limits his ability to compete with the Company in any countries in which it conducts business and non-solicitation and non-disparagement covenants. These limitations continue for a period of 18 months following termination, regardless of the cause of the termination.

What are the terms of Messrs. Connors’, Parkinson’s and Marberger’s employment agreements?

The terms of Messrs. Connors’, Parkinson’s and Marberger’s employment agreements for 2016 are substantially identical to one another, except for certain provisions regarding the amount of compensation to be paid thereunder. The table set forth below discloses for 2016 the varying items of compensation for Messrs. Connors, Parkinson and Marberger. In addition, a summary of the material identical terms of the employment agreements for Messrs. Connors, Parkinson and Marberger is provided below.

Employment Agreement Provision	Mr. Connors	Mr. Parkinson	Mr. Marberger
Commencement Date	April 19, 2010	October 1, 2007	October 28, 2015
Title	Executive Vice President, Sales and Marketing	Senior Vice President, International	Chief Financial Officer
Initial Base Salary	$450,000	$325,000	$500,000
Target Bonus (percent of Base Salary)	50%*	45%	60%
Target Equity Grant (percent of Base Salary)	150%	100%	150%

*Increased to 60% effective for fiscal year 2017.

During the term of the named executive officer’s employment with the Company, he will be entitled to the benefits approved by the Board of Directors and made available to the senior management of the Company, which include vacation time and medical, dental, life and disability insurance. The Board of Directors, on a basis consistent with past practice, will review the annual base salary of the named executive officer and may increase the annual base salary by such amount as the Board of Directors, in its sole discretion, deems appropriate.

Pursuant to the terms of the named executive officers’ employment agreements, the named executive officer’s employment will continue until (i) his death, disability or resignation from employment with the Company; or (ii) the Company decides to terminate his employment with or without cause. If (a) the named executive officer’s employment is terminated without cause (as defined in the employment agreement), or (b) he resigns from employment with the Company for good reason (as defined in the employment agreement), then after the named executive officer’s execution of a release in a form satisfactory to the Company, during the period commencing on the date of termination of employment and ending on the first anniversary date thereof, the Company will pay to the named executive officer, in equal installments in accordance with the Company’s regular payroll, an aggregate amount equal to (i) the named executive officer’s annual base salary, plus (ii) an amount equal to the average annual incentive bonus for the three years preceding his termination, or, in the case of Mr. Parkinson, an amount equal to the annual bonus, if any, for the last fiscal year ended prior to the date of termination. In addition, if the named executive officer is entitled on the date of termination to coverage under the medical and prescription portions of the Company’s benefit plans, such coverage will continue for him and his covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by the named executive officer with respect to those costs paid by him prior to the date of termination.

The named executive officers’ employment agreements also contain certain confidentiality and one-year non-competition and non-solicitation provisions as well as other provisions that are customary for an executive employment agreement.

What are the terms of Mr. Mannelly’s retirement agreement?

In connection with Mr. Mannelly’s retirement, on April 22, 2015, the Company entered into a retirement agreement with Mr. Mannelly, pursuant to which Mr. Mannelly remains eligible for continued participation in the Company’s group medical plan (at active-employee rates) for a period of five years and the vesting was accelerated for Mr. Mannelly’s unvested stock options and RSUs. In addition, on June 1, 2015, the Company and Mr. Mannelly entered into a separation agreement, pursuant to which he agreed to a general release of claims with respect to the Company and will be subject to non-compete, non-solicitation and confidentiality restrictions until December 2016.

What are the additional vesting provisions?

Our Long-Term Equity Incentive Plan provides that the Compensation and Talent Management Committee may, at its discretion, decide to vest the non-vested portion of a grantee’s restricted stock units or stock option award if a grantee’s employment is terminated due to death, disability or retirement. All non-vested equity awards under the Long-Term Equity Incentive Plan will vest on an accelerated basis in the event of a change in control of the Company, whether or not the grantee is subsequently terminated.

DIRECTOR COMPENSATION IN FISCAL 2016

The following table sets forth the cash and equity compensation paid or awarded to our non-employee directors during 2016. The columns regarding option awards and non-equity incentive, pension and deferred compensation plans have been omitted, as the Company does not provide such elements of compensation to our directors for their services.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Costley	106,250	100,000	206,250
Mr. Byom	71,667	100,000	171,667
Mr. Hopkins	44,389	100,000	144,389
Mr. Jenness (2)	60,082	115,000	175,082
Mr. Johnson	69,458	100,000	169,458
Mr. Ricciardi (3)	-	-	-

(1)	Represents the grant date fair value of the stock awards granted in fiscal year 2016, determined in accordance with FASB ASC Topic 718. On August 4, 2015, each of Ms. Hopkins and Messrs. Byom, Costley, Jenness and Johnson received 2,075 restricted stock units, representing $100,000 divided by $48.19 (the closing price of our common stock on the NYSE on August 4, 2015). The restricted stock units, which entitle the grantee to receive one share of common stock for each restricted stock unit, will vest on August 4, 2016 so long as the grantee is a member of the Board of Directors on such date and will be settled upon the earliest to occur of such director’s death, disability or the six month anniversary of cessation of board service for any reason other than death or disability.

(2)	Mr. Jenness was appointed to the Board of Directors on May 26, 2015 and, accordingly, also received a grant of 362 restricted stock units representing a pro rata issuance for his service from May 26, 2015 to August 4, 2015, the date of the 2015 Annual Meeting of Stockholders. The restricted stock units, which entitle Mr. Jenness to receive one share of common stock for each restricted stock unit, vested on May 26, 2016 and will be settled upon the earliest to occur of his death, disability or the six month anniversary of cessation of board service for any reason other than death or disability.

(3)	Mr. Ricciardi was appointed to the Board of Directors on May 26, 2016 and, accordingly, did not receive any compensation during 2016.

As of March 31, 2016, Ms. Hopkins and Messrs. Byom, Costley, Jenness and Johnson held 2,075, 26,546, 26,546, 2,437 and 5,775 restricted stock units, respectively.

For more information regarding the compensation arrangements we have with our directors, please see “Proposal No. 1 - Election of Directors - How are the Company’s directors compensated?” on page 7 of this Proxy Statement.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, James M. Jenness, John E. Byom, Gary E. Costley, Sheila A. Hopkins and Carl J. Johnson served as members of the Compensation and Talent Management Committee. During 2016, no member of the Compensation and Talent Management Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2016, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Compensation and Talent Management Committee or on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2016?

No person or entity had significant business relationships with us in 2016 that would require disclosure under applicable SEC regulations, and no transactions that would need to be disclosed under SEC regulations are currently planned for 2017.

Has the Board adopted a Related Persons Transaction Policy?

During 2008, we adopted a Related Persons Transaction Policy. A summary of the Related Persons Transaction Policy is set forth below and the full text of the Policy is available at the “Investors” tab on our website at www.prestigebrands.com.

Transactions Subject to the Policy. A Related Person Transaction is a transaction in which the Company (which, for purposes of determining whether a transaction qualifies, includes the Company’s subsidiaries) is or will be a Participant (as defined below), involving an amount exceeding $120,000, and in which any Related Person (as defined below) had or will have a direct or indirect material interest. The term “Participant” is broadly defined to include situations in which the Company is not technically a party but has influenced another party to enter into a transaction or provide value to a Related Person. For example, facilitating the use of a Related Person as a supplier to the Company’s contract manufacturer would constitute “participation” by the Company and bring such an arrangement within the scope of the Policy.

The following transactions are exempt from the Policy:

•	Payment of compensation by the Company to a Related Person for service to the Company in the capacity or capacities that give rise to the person’s status as a Related Person, so long as the compensation is publicly disclosed, if such disclosure is required, in the Company’s Annual Report on Form 10-K (or Proxy Statement or information statement incorporated by reference into such Annual Report);

•	Transactions available to all employees or all stockholders of the Company on the same terms and conditions; and

•	Transactions that, when aggregated with the amount of all other transactions between the Related Person and the Company, involve less than $120,000 in a fiscal year.

Definition of Related Person. For purposes of the Policy, a “Related Person” means:

•	Any person who is, or at any time since the beginning of the Company’s most recently completed fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	Any Immediate Family Member (as defined in the Policy) of any of the foregoing persons; and

•	Any Affiliate (as defined in the Policy) of any of the foregoing persons or Immediate Family Members.

Notification Procedures. A transaction with a Related Person that is identified in advance is required to be disclosed to the General Counsel for review. In the event the Company becomes aware of a transaction with a Related Person that was not disclosed to the Company, the General Counsel will review the transaction. If the General Counsel determines that a transaction is a Related Person Transaction subject to the Policy, he will submit such transaction to the Audit Committee for consideration at the next Audit Committee meeting or, if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee for prompt consideration. The Audit Committee, or the Chair of the Audit Committee, is authorized to approve those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, and that are consistent with the Company’s Code of Conduct Policy and Code of Ethics for Senior Financial Employees, as the Audit Committee or the Chair of the Audit Committee determines in good faith. The Audit Committee or the Chair of the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, including (if applicable), the non-exclusive list of considerations set forth in the Related Persons Transaction Policy. Any ongoing or completed Related Person Transaction that is disapproved by the Audit Committee or the Chair of the Audit Committee is subject to corrective action by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States federal securities laws require our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC.

We believe, based upon a review of the forms filed with the SEC and written representations provided to us by our officers and directors, that they timely filed all forms required by Section 16(a) of the Exchange Act during 2016, with the exception of one inadvertent late Form 4 filing by Ms. Boyko to report an exempt transaction relating to tax withholding obligations in connection with the vesting of a stock award that was completed in April 2010.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

What is the Audit Committee and are its members “independent”?

The Audit Committee is composed of six directors appointed by the Board of Directors, all of whom are independent from the Company and its management as independence for audit committee members is defined in the NYSE listing standards and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available at the “Investors” tab on our website at www.prestigebrands.com and is also available in print to any stockholder or other interested party who makes a written request to the Company’s Secretary. The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and audit process, our system of internal control, our risk assessment process and our process for monitoring compliance with laws, regulations and policies. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm.

Are the members of the Audit Committee “financially literate”?

The members of the Audit Committee are financially literate as that qualification is interpreted by the Board of Directors and the NYSE. In addition, the Board has determined that Mr. Byom is an “audit committee financial expert” as defined by SEC regulations.

What is the relationship between management and the Audit Committee?

Management has the primary responsibility for establishing and monitoring adequate internal accounting and financial controls, the financial reporting process for preparing financial statements and compliance with the Company’s legal and ethics programs. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board of Directors.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our annual report?

•	The Audit Committee has met and held discussions separately and jointly with each of management and PricewaterhouseCoopers LLP regarding the Company’s audited consolidated financial statements for 2016, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s audit of the effectiveness of the Company’s internal control over financial reporting.

•	Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee has reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, as amended, “Communications with Audit Committees.”

•	The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2016 be included in the Company’s Annual Report on Form 10-K for 2016 for filing with the SEC.

MEMBERS OF THE 2016 AUDIT COMMITTEE

John E. Byom (Chairman)

Gary E. Costley

Sheila A. Hopkins

James M. Jenness

Carl J. Johnson

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

How do I submit a stockholder proposal for inclusion in the Proxy Statement for next year’s Annual Meeting?

To be included in our Proxy Statement for our 2017 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, a proposal must be submitted by an eligible stockholder who complies with SEC Rule 14a-8 and must be received by us at our principal executive offices at 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary, by March 2, 2017 (or, if the 2017 Annual Meeting of Stockholders is called for a date more than 30 days before or after August 2, 2017, within a reasonable time before we begin to print and mail our proxy materials for the 2017 Annual Meeting).

When and how must I submit a notice to introduce a director nomination or other item of business for it to be raised at the 2017 Annual Meeting, but not included in the Company’s Proxy Statement?

Assuming that our 2017 Annual Meeting is not held more than 30 days prior to or delayed by more than 60 days after August 2, 2017, our Amended and Restated Bylaws provide that we must receive written notice of your intention to introduce a director nomination or other item of business at the 2016 Annual Meeting not less than 90 nor more than 120 days prior to August 2, 2017 (or between April 4, 2017 and May 4, 2017). If the Annual Meeting is held more than 30 days prior to or delayed by more than 60 days after August 2, 2017 (or a special stockholders meeting to elect directors is called), our Amended and Restated Bylaws provide that we must receive your notice not later than the close of business on the 10th day following the earlier of the day on which notice of the date of meeting was mailed or public disclosure of such meeting was made. If we do not receive notice within the prescribed dates, or if we meet other requirements of the SEC’s rules, such matters will not be brought before the 2017 Annual Meeting. In addition, nominations or proposals not made in accordance with the procedures described in our Amended and Restated Bylaws may be disregarded by the Chairman of the meeting. Any stockholder interested in making such a nomination or proposal should request a copy of our Amended and Restated Bylaws from the Company’s Secretary.

Any written stockholder proposal or nomination for director to be presented at a meeting of our stockholders must comply with the procedures and such other requirements as may be imposed by our Amended and Restated Bylaws, Delaware law, the NYSE, the Exchange Act and the rules and regulations of the SEC and must include the information necessary for the Board of Directors to determine whether the candidate (with respect to a nomination for director only) qualifies as independent under the NYSE’s and SEC’s rules and possesses the qualifications and experience we expect our directors to have.

FORM 10-K

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC, including the financial statements and financial statement schedule thereto. Written requests for copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 should be directed to Prestige Brands Holdings, Inc., 660 White Plains Road, Tarrytown, New York 10591, Attention: Secretary. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 can also be downloaded without charge from the “Investors” tab of our website at www.prestigebrands.com.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of the federal securities laws.  “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  These statements are based on management’s estimates and assumptions with respect to future events and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  Actual results could differ materially from those expressed in the forward-looking statements as a result of a variety of factors.  A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and other periodic reports filed with the SEC.

By Order of the Board of Directors

David S. Marberger
Chief Financial Officer

June 30, 2016

APPENDIX A

About Non-GAAP Financial Measures

We define Non-GAAP AIP net sales as total revenues excluding revenues from the DenTek business following its acquisition. We define Non-GAAP Adjusted EBITDA as operating income less EBITDA relating to the DenTek businesses plus depreciation and amortization, acquisition and integration costs related to the DenTek acquisition and expenses related to the issuance of debt during the year.

We are presenting Non-GAAP AIP net sales and Non-GAAP Adjusted EBITDA because they are the metrics included in our Annual Cash Incentive Plan (“AIP”) against which our performance is measured. The AIP excludes the results related to and costs of acquisitions, dispositions and certain other items, which are otherwise included in GAAP operating income.

The following table sets forth the reconciliation of Non-GAAP AIP net sales and Non-GAAP Adjusted EBITDA, which are non-GAAP financial measures, to GAAP total revenues and operating income, our most directly comparable financial measures presented in accordance with GAAP.

Year Ended March 31, 2016
(in thousands)

GAAP Total revenues	$806,247
Revenues from the DenTek acquisition	(10,687)
Non-GAAP AIP Net Sales	$795,560

GAAP Operating Income	$260,315
EBITDA relating to the DenTek businesses	(791)
Depreciation and amortization	23,676
Costs associated with the acquisition and integration of DenTek	3,678
Franchise tax and other costs excluded from EBITDA	2,028
CEO retirement	1,406

Non-GAAP Adjusted EBITDA	$290,312

 A-1

PrestigeBrands

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on August 1, 2016.

Vote by Internet

- Go to **www.investorvote.com/PBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

The Board of Directors recommends a vote FOR all nominees in Proposal 1:

1. To elect seven directors to serve until the 2017 Annual Meeting of Stockholders.

01 - Ronald M. Lombardi   02 - John E. Byom   03 - Gary E. Costley   04 - Sheila A. Hopkins
05 - James M. Jenness   06 - Carl J. Johnson   07 - Natale S. Ricciardi

☐ **Mark here to vote FOR all nominees**   ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2:

The Board of Directors recommends a vote FOR Proposal 3:

	For	Against	Abstain
3. Say on Pay - An advisory vote on the resolution to approve the compensation of Prestige Brands Holdings, Inc.'s named executive officers.	☐	☐	☐

4. To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person, indicating official position or capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02DZTC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Prestige Brands Holdings, Inc.

660 WHITE PLAINS ROAD
TARRYTOWN, NY 10591

This proxy is solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on August 2, 2016 at 10:00 a.m. (Eastern Daylight Time).

The undersigned hereby appoints Ronald M. Lombardi and David S. Marberger, and each of them, lawful agents and proxies with full power of substitution, to represent and to vote as designated below, all shares of common stock of **PRESTIGE BRANDS HOLDINGS, INC.** held by the undersigned at the close of business on June 14, 2016, at the Annual Meeting of Stockholders to be held on August 2, 2016 at 10:00 a.m. (Eastern Daylight Time) at 660 White Plains Road, Tarrytown, NY 10591, and at any postponement or adjournment thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

To attend the Annual Meeting and vote in person, please see "Who may attend the Annual Meeting?" and "How do I vote?" in the Proxy Statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THIS PROXY CARD ON THE REVERSE SIDE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR THE INTERNET.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.